DATED 1st day of May 2014

GUTTERIDGE LIMITED

VENDOR

- and -

WIDEPOINT GLOBAL SOLUTIONS, INC.

PURCHASER

SHARE SALE AND PURCHASE AGREEMENT

RE: GUTTERIDGE LIMITED

AMORYS,

SOLICITORS,

SUITE 10, THE MALL,

BEACON COURT,

SANDYFORD,

DUBLIN 18.

18.	SAFETY IN INDUSTRY	85
19.	ENVIRONMENT	86
20.	PROPERTIES	88
21.	POSSESSION AND ENJOYMENT	88
22.	PLANNING	89
23.	NOTICES AND ORDERS & MATTERS AFFECTING THE PROPERTY	89
24.	COVENANTS AND OBLIGATIONS	90
25.	CONDITION AND REPAIR OF THE PROPERTIES	90
26.	ACCESS AND SERVICES	91
27.	STATUTORY OBLIGATIONS	91
28.	NO OTHER ADVERSE MATTERS	92
29.	PROPERTIES HELD UNDER A LEASE	92
30.	LICENCES AND COMPLIANCE	92
31.	STAMPING	93
32.	COMPANIES ACTS	93
33.	GRANTS	94
34.	DEFAULT	94
35.	SUPPLIERS AND CUSTOMERS	94
36.	FACTORIES ACT, ETC.	97
37.	TAXATION	97
38.	AUTHORITY	104
39.	DATA PROTECTION ACTS	105
40.	MISCELLANEOUS	105

Schedule 4 [DRAFT DEED OF INDEMNITY TO BE INSERTED]

Schedule 5

SCHEDULE 6

SCHEDULE 7

SCHEDULE 8

SCHEDULE 9
SCHEDULE 10
SCHEDULE 11
SCHEDULE 12
SCHEDULE 13
SCHEDULE 14
SCHEDULE 15

Signatures

THIS AGREEMENT is dated the 1st day of May 2014 and made BETWEEN:

1.	GUTTERIDGE LIMITED a company incorporated in Ireland (Registered Number 303037) having its registered office at Soft-Ex House, South County Business Park, Leopardstown, Dublin 18 (the "Vendor")
2.	The persons whose names and addresses are set out in column 1 of SCHEDULE 1 (the “Ultimate Shareholders”).
3.	WIDEPOINT GLOBAL SOLUTIONS, INC. having its registered office at 7926 Jones Branch Drive, Suite 520, Mclean, Virginia 22102 (“the Purchaser”).

RECITALS:

A.	The issued share capital of the Company (as that expression is hereinafter defined) is legally and beneficially owned by the Vendor.

B.	The issued share capital of the Company is ultimately beneficially owned by the Ultimate Shareholders in the proportions set out in column 2 of PART 1 of SCHEDULE 1 (being the shareholders in Soft-Ex Holdings Limited which is the ultimate holding company of the Company).

C.	The Vendor as beneficial owner has agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of the Company on the terms and subject to the conditions set out in this Agreement.

D.	The Ultimate Shareholders are a party to this Agreement for the purpose of providing and receiving certain covenants as set out in the Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	Interpretation

In this Agreement, including the Schedules other than SCHEDULE 4:-

1.1.1.	the following words and expressions have the following meanings, unless they are inconsistent with the context:-

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“Accounts”

(i) The audited financial statements (including balance sheets, statements, earnings, Vendor’s equity, cash flows and the audited profit and loss account) of each Group Company in respect of each of the periods ending respectively 30th April 2011, 30th April 2012 and 30th April 2013 (including the notes contained therein or annexed thereto) which Accounts have been reported on and are accompanied by the signed unqualified opinions of Pricewaterhouse Coopers auditors for the Company and each Group Company for such periods; and

(ii)  the Recent Balance Sheet;

together with the directors and auditors’ reports and notes thereto.

“Accounts Date”	28th February 2014 (being the date to which the Accounts have been prepared).

“Additional Agreed Deductions”	Means any additional Agreed Deductions arising between the First Release Date and the Second Release Date.

“Adjusted Working Capital”	Means the book value of the cash, cash equivalents and short term investments, trade accounts receivables which are outstanding for less than 180 (one hundred and eighty) days and prepaid assets of the Company (net of allowances for bad debt), less the book value of the accounts payable and accrued liabilities of the Company, as adjusted as provided in Clause 4.2.

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“Affiliate”	means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty per cent (50%) of the outstanding voting power of such person or entity or the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

“Aged Debts”	Means those debts due by the debtors described in SCHEDULE 13 due to the Company.

“Aged Debts Received”	Means such of the Aged Debts as the Company shall actually receive unconditionally (including Value Added Tax) within six months from the date hereof.

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“Agreed Deductions”

Means

(i)      the amount of any Warranty Claim agreed by the Vendor and Purchaser,

(ii)     the amount of any Claim for Taxation under the Deed of Indemnity agreed by the Vendor and Purchaser;

(iii)    any moneys, agreed by the Vendor and Purchaser as such amount as may be determined by the Neutral Accountants pursuant to the provisions of Clause 4.3.1., to be released to the Purchaser pursuant to Clause 4.6.(i);

(iv)    the amount of any Warranty Claim which shall be covered by the provisions of Clause 3.9.

if any, and for the avoidance of doubt the amount of the Agreed Deductions (once agreed with the Vendor) shall be released to the Purchaser.

“Business”	The provision of telecom expense management services and telecommunications data intelligence services.

“Business Day”	A day which is not a Saturday or Sunday or public holiday in Ireland on which banks in Dublin are open for business.

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“CA”	Companies Acts, 1963 to 2013 and all orders and regulations made thereunder or made under the European Communities Act, 1972 and intended to be construed as one with the Companies Acts 1963 to 2013.

“Claims”	means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

“Company”	Soft-Ex Communications Limited (registered number 142179) the full details of which are set out in Part 2 of Schedule 1.

“Company Intellectual Property”	Any Intellectual Property that (a) is owned by the Company; (b) is licensed to the Company; or (c) is used in or necessary for the conduct of the Business of the Company or any Subsidiary as presently conducted.

“Company Registered Intellectual Property”	All Registered Intellectual Property owned by the Company or any Subsidiary.

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“Completion”	Completion of the purchase and sale of the Shares in accordance with Clause 5.

“Completion Date”	12.01 a.m., 1st May 2014 or such other date as may be agreed and the expression “Completion” shall be construed accordingly.

“Confidential Information”	means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which the Vendor has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, the Company or any Subsidiary, including product specifications, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier and sales representative lists, mailing lists, customer usages and requirements, computer programs, software, source code, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure after the date hereof by the Vendor, the Company or any Subsidiary.

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“Connected Person”	Person connected with a director of any Group Company for the purposes of s.26 CA, 1990.

“Credit Agreement”	means the Commercial Loan Agreements, dated as of December 30, 2011 (as amended, modified, supplemented, extended, restated, refinanced, replaced or refunded from time to time), by and among the Promisor, WidePoint Corporation, certain subsidiaries of WidePoint Corporation and the various lenders from time to time party thereto, including but not limited to Cardinal Bank, and any renewal, extension, restatement, refinancing or refunding thereof.

“Contracts”	All oral and written contracts, purchaser orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

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“Data Protection Acts”	Means the Data Protection Act 1988 and the Data Protection (Amendment) Act 2003, the E Privacy Regulations 2011 (SI 336/2011) and any other rules or regulations issued thereunder.

“Debt Subordination Agreement	The agreement between the parties in the form set out in SCHEDULE 8.

“Deed of Indemnity”	A deed of tax indemnity in the form set out in SCHEDULE 4.

“Directors”	The several persons whose names and addresses are set out in PART 1 SCHEDULE 2 as the Directors of the Company.

“Disclosure Letter”	The disclosure letter and its annexes of the same date as this Agreement from the Warrantor to the Purchaser.

“Encumbrance”

(i)       any adverse claim or right or third party right or other right or interest;

(ii)       any option or right of pre-emption or right to acquire or right to restrict;

(iii)     any mortgage, charge, assignment, hypothecation, pledge, lien, or security interest or arrangement of whatsoever nature;

(iv)     any reservation of title;

(v)      any hire purchase, lease or instalment purchase agreement.

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“Enterprise Ireland Letters”	Means (v) the letter from Enterprise Ireland to the Company dated 31st January 2007; and (vi) the letter from Enterprise Ireland to the Company dated 23rd December 2009.

“Euro” and the sign “€”	Euro, the currency for the time being of Ireland.

“Escrow Account”	The bank account in the joint names of the Vendor’s Solicitors and the Purchaser’s Solicitors into which the Escrow Amount will be deposited.

“Escrow Agents”	Means the parties described in the Escrow Agreement.

“Escrow Agreement”	The agreement in the form set out in SCHEDULE 6 for the regulation and administration of the Escrow Amount.

“Final Completion Balance Sheet”	Has the meaning set forth in Clause 4.2.3.

“Final Working Capital Shortfall Amount”	Has the meaning set forth in Clause 4.2.3.

“First Release Date”	Means the date being the expiration of twelve months from the date hereof.

“Funded Indebtedness”	(i) all obligations of the Company and the Subsidiaries for borrowed money, including all obligations evidenced by bonds, debentures, notes, mortgages (including chattel mortgages) or other similar instruments other than the Inter-Company Indebtedness;

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(ii) all obligations of the Company and the Subsidiaries to pay the deferred purchase price of property or services recorded on the books of the Company and the Subsidiaries, except for (A) trade and similar accounts payable and accrued expenses arising in the ordinary course of business, (B) employee compensation and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, and (C) obligations in respect of customer advances received in the ordinary course of business;

(iii) all obligations of the Company and the Subsidiaries in respect of performance bonds, banker’s acceptances and letters of credit, including standby letters of credit;

(iv) all obligations of the Company and the Subsidiaries as lessee that are capitalized on the books of the Company and the Subsidiaries;

(v) all obligations of others guaranteed by the Company or any Subsidiary, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange or similar instruments;

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(vi) all loans from Directors of the Company; and (vii) all loans and indebtedness between each Group Company other than Inter-Company Indebtedness.

“Governmental Entity/Entities”	Any government, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether national, European, US federal, state, municipal, county, local, foreign, supranational or other.

“Group”	The Company and its Subsidiaries for the time being and the term “Group Company” can mean any one thereof including Tambrake Limited, Soft-Ex UK Limited and Soft-Ex BV.

"Holding Company"	Soft-Ex Holdings Limited (Registered No. 142179).

“Initial Completion Balance Sheet”	Has the meaning set forth in Clause 4.1. a copy of which is attached in SCHEDULE 14.

“Intangible”	Any name, corporate name, fictitious name, domain name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

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“Intellectual Property”	means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, Intangibles, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer Software (including all source code and object code), algorithms, firmware, development tools, flow charts, annotations, all web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

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"Inter-Company Indebtedness"	All monetary amounts owed by the Company to the Subsidiaries, owed by the Subsidiaries to the Company or owed amongst the Subsidiaries as set out in SCHEDULE 12.

“Ireland”	Ireland, excluding Northern Ireland.

“Law/s”	Any applicable statute, (including common law), ordinance, rule or regulation application in any jurisdiction

“Liability” or Liabilities”	means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

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“Lien/s”	Any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

“Lists”	The lists comprised in SCHEDULE 7, Part 1

“Litigation”	Any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative or regulatory.

“Neutral Accountants”	Has the meaning set forth in Clause 4.3.1.

“Note Payable”	Has the meaning set forth in Clause 3.1.2. and that expression can be used inter-changeably with the expression “Loan Note” which for the avoidance of doubt shall have the same meaning as “Note Payable”.

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Order/s	Any order, writ, injunction, judgement, plan or degree of any governmental entities which means any, court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body whether national, European, federal, state, municipal, county, local, foreign, supranational or other

“Party”	The Purchaser, the Company, the Ultimate Shareholders and/or the Vendor as the case may be.

“Person”	Any individual, sole proprietorship, joint venture, corporation, limited liability company, partnership, association, cooperative, trust, estate, governmental body, administrative agency, Governmental Entity or other entity of any nature.

“Planning Acts”	The Local Government (Planning and Development) Acts, 1963 to 2010 together with all regulations thereunder and the Building Control Acts, 1990 to 2014 together with all building regulations introduced thereunder.

“Post-Completion Adjustment Date”	Has the meaning set forth in Clause 4.2.3.

“Pre-Completion Transactions”	Means the transactions described in SCHEDULE 10.

“Pre-Completion Transaction Documents	Means all of the documents giving effect to the Pre-Completion Transactions copies of which are contained in SCHEDULE 11 hereto.

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“Properties”	The properties of each Group Company, brief particulars of which are set out in SCHEDULE 5.

“Purchase Consideration”	The total purchase consideration specified in Clause 3 hereof.

“Purchaser’s Solicitors”	Amorys Solicitors, Suite 10, The Mall, Beacon Court, Sandyford, Dublin 18.

“Recent Balance Sheet”	An unaudited balance sheet of the Company and each Group Company and the related unaudited statements of earnings, Vendor’s equity, cash flows and profit and loss accounts for the ten months ending 28th February 2014 in each case

“Registered Intellectual Property”	shall mean all Irish, United States, and other international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications to trademarks or service marks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

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“Replacement Note”	Has the meaning set forth in Clause 4.7.

“Representatives”	Has the meaning set forth in Clause 11.1.

“SDCA”	The Stamp Duties Consolidation Act, 1999.

“Second Release Date”	Means 18 months subsequent to the date hereof.

“Shareholders’ Agent”	Darren Daly, partner of the Vendor’s Solicitors or such other partner as may be nominated by the Vendor’s Solicitors from time to time.

“Shares”	The entire issued share capital of the Company set out in Part 2 of Schedule 2.

“Software”	Any computer program, operating system, applications system, firmware or software of any nature related to the business of the Company and the Subsidiaries as conducted immediately prior to Completion, whether operational, under development or inactive, including all object code, source code, algorithm processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen design, report design and other designs, concepts, and visual expressions, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

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“Subsidiary”	A Subsidiary as defined in CA.

“Taxation” or “Tax”	All forms of taxation, duties, imposts, levies, withholdings, rates and charges of whatsoever nature whether of Ireland or elsewhere in any part of the world, wherever or whenever created or imposed including, without prejudice to the generality of the foregoing, income tax, corporation tax, capital gains tax, dividend withholding tax, gift tax, inheritance tax, deposit interest retention tax, value added tax, PAYE, subcontractors tax, sales tax, customs and other import and export duties, excise duties, stamp duty, capital duty, property tax, rates, pay-related social insurance or other similar contributions and generally all taxes, duties, imposts, withholdings, levies, rates and charges whatsoever on or in relation to income, profits, gains, sales, receipts, use or occupation and any taxes, duties, imposts, withholdings, levies, rates and charges supplementing or replacing any of the foregoing and any interest, charges, surcharges, fines, penalties, costs and expenses in connection with any of the foregoing.

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“Tax Return”	Any return, declaration, report, estimate, claim for refund or information, return or statement relating to or required to be filed in connection with any Tax including any schedule, form, attachment or amendment.

“TCA”	The Taxes Consolidation Act, 1997.

“Territory”	Ireland, the United Kingdom and Holland.

“Third Party Claim”	Any claim or proceedings against the Company, whether actual or threatened, by any person who is not a party to this Agreement.

“VAT Acts”	The Value Added Tax Acts, 1972 to 2010.

“Ultimate Shareholders”	Each Ultimate Shareholder and each of their heirs administrators permitted successors and assigns.

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“Vendor”	Shall where the context so admits or requires include the Vendor’s successors in title, liquidator pursuant to the Planned Liquidations and/or shareholders of the Vendor and/or its parent company where there is a distribution in specie on foot of the Planned Liquidations.

“Vendor’s Solicitors”	Byrne Wallace, Solicitors, 88 Harcourt Street, Dublin 2.

“Warranties”	The warranties and representations contained in Clause 7, SCHEDULE 3 and Clause 4.5. and the expression “Warranty” shall be construed accordingly.

“Warranty Claim”	Any claim made by the Purchaser for breach of any of the Warranties (which for the avoidance of doubt includes any claim made by the Purchaser but not finally determined).

"Warranty Period"	The period of 18 months from the date of this Agreement.

“Warrantor”	The Vendor.

1.1.2.	All references to a statutory provision shall be construed as including references to:-

1.1.2.1.	any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

1.1.2.2.	all statutory instruments, regulations or orders from time to time made pursuant thereto;

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1.1.2.3.	any statutory provisions of which a statutory provision is a modification, consolidation or re-enactment.

1.1.3.	Any reference to a person shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state, or any association or partnership (whether or not having separate legal personality) or two or more of the foregoing.

1.1.4.	Any reference to the Vendor includes, where appropriate, any liquidator subsequently appointed to the Vendor.

1.1.5.	Any reference to a statutory provision shall be construed as a reference to the laws of Ireland unless the context otherwise indicates.

1.1.6.	Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders.

1.1.7.	Unless the context otherwise requires, reference to a clause or sub-clause, paragraph, sub-paragraph, recital, or a Schedule is a reference to a clause or a sub-clause, paragraph, sub-paragraph, recital of or a Schedule as the case may be of or to this Agreement and the expressions “this Agreement” and “the Agreement” as used in any of the Schedules shall mean this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules to this Agreement.

1.1.8.	Any statement, representation or warranty which is qualified by the expression “to the best of the knowledge, information and belief of the Warrantor” or “so far as the Warrantor is aware” or any similar expression shall be deemed to include a warranty given by the Warrantor that such statement, representation or warranty has been made after due and careful enquiry.

1.1.9.	Words and phrases, the definitions of which are contained or referred to in s.2 CA, 1963 shall be construed as having the meaning thereby attributed to them.

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1.1.10.	The definition of “the Company” where used in relation to and in the Warranties and the Indemnities shall include each Group Company as and where the context so admits or requires.

1.1.11.	Headings in this Agreement are for convenience of reference only and do not affect the construction or interpretation of any provision.

1.1.12.	The descriptions set out in square brackets in paragraph 35 of Schedule 3 in relation to certain taxation provisions are for convenience of reference only and shall not affect or limit the interpretation of any provision of that Schedule.

1.1.13.	The rule known as the eiusdem generis rule shall not apply to the construction of this Agreement and accordingly general words, including those introduced by “others” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by general words.

1.1.14.	This Agreement shall in all respects be governed by and construed in accordance with the laws of Ireland.

1.1.15.	For purposes of this Agreement, (a) the words “including” and “include” shall be deemed to be followed by the words “including without limitation” and “include without limitation, “ respectively, (b) the word “or” is not exclusive, and (c) the words “herein,” “hereby,” “hereto” or hereunder” refer to this Agreement as a whole.

2.	Agreement for Sale and Purchase

2.1.	Subject to the terms and conditions of this Agreement, the Vendor as beneficial owner shall sell and the Purchaser in reliance upon, inter alia, the Warranties, shall purchase the Shares free from all Encumbrances and with the benefit of all rights attaching to them with effect from the date of this Agreement.

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2.2.	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

2.3.	The Vendor and each Ultimate Shareholder hereby waives any pre-emption rights he may have in relation to any of the Shares under the Articles of Association of the Company, under any Ultimate Shareholder's agreement between them or any of them or otherwise.

3.	Purchase Consideration

3.1.	The Purchase Consideration for the Shares shall be the total aggregate sum of US$6,000,000. The Purchase Consideration shall be divided into two constituent parts and delivered in accordance with Clause 3.2:

3.1.1.	A cash payment by the Purchaser to the Vendor in the amount of US$5,000,000 which amount shall be subject to adjustment in accordance with Clause 4.2.2.; and

3.1.2.	A subordinated unsecured loan note in the aggregate amount of US$1,000,000 issued by the Purchaser in favour of the Vendor substantially in the form set out in SCHEDULE 9 (“Note Payable/Loan Note”).

3.2.	The sum of US$4,350,000 (the “Cash Amount” being part of the cash payment described in Clause 3.1.1. above) shall be paid by the Purchaser to the Vendor’s Solicitors on Completion. The sum of US$650,000 (the “Escrow Amount” which amount shall include all interest accrued thereon) shall be paid into the Escrow Account on Completion and held by the Purchaser’s Solicitors and the Vendor’s Solicitors in accordance with the terms of the Escrow Agreement. The Note Payable shall be delivered to the Vendor’s Solicitors on Completion. The Vendor hereby authorises the Purchaser to pay the Cash Amount to the Vendor’s Solicitors and the Escrow Amount into the Escrow Account on Completion. A receipt from the Vendor’s Solicitors in respect of the Cash Amount and from the Vendor’s Solicitors and the Purchaser’s Solicitors in respect of the Escrow Amount shall be sufficient evidence of payment and shall operate as a good discharge to the Purchaser who shall not be concerned as to the distribution of the Cash Amount (or, in due course, the Escrow Amount) to the Vendor.

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3.3.	The Escrow Amount shall be divided into two amounts, i.e. the sum of US$150,000 (the “First Escrow Amount”) and the balance of US$500,000 (the “Second Escrow Amount”). The Escrow Account may also contain any moneys deposited to the Escrow Account by the Purchaser pursuant to the provisions of Clause 4.6 (iii) . in respect of a Final Working Capital Surplus Amount and such amount is US$50,000 or less.

3.4.	On the First Release Date there shall be released to the Vendor’s Solicitor such portion of the First Escrow Amount as shall equate to the aggregate of the Aged Debts Received within six months from the date of this Agreement.

3.5.	Insofar as there may remain in the Escrow Account any part of the First Escrow Amount after any payment out of that account to the Vendor pursuant to Clause 3.4. above, any such balance of the First Escrow Amount shall be for the account of the Purchaser and shall be released from the Escrow Account to the Purchaser on the First Release Date.

3.6.	As regards the Second Escrow Amount, the sum of US$250,000, less any Agreed Deductions, plus any sum deposited into the Escrow Account by the Purchaser pursuant to the provisions of Clause 4.6 (iii) (if any) shall be released to the Vendor’s Solicitor on the First Release Date.

3.7.	As regards the balance of the Second Escrow Amount remaining in the Escrow Account after the distributions referred to in Clause 3.6. above the entire balance remaining the Escrow Account, in less any Additional Agreed Deductions, (if any), shall be released to the Vendor’s Solicitor on the Second Release Date

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3.8.	For the avoidance of doubt the amount of the Agreed Deductions, if any, and the amount of the Additional Agreed Deductions, if any, shall be released to the Purchaser on the First Release Date and the Second Release Date respectively provided such the Agreed Deductions are agreed by the Vendor and the Purchaser.

3.9.	The following shall apply:

3.9.1.	Where any Warranty Claim under this Agreement or Claim for Taxation under the Deed of Indemnity shall not have been agreed between the Vendor and the Purchaser but which shall on the First Release Date and/or on the Second Release Date be the subject of either litigation in respect of which legal proceedings have been issued by the Purchaser or by any Group Company or by any third party against the Purchaser or any Group Company or initiated by the Revenue Commissioners as provided in the definition of Claim for Taxation under the Deed of Indemnity then the following provisions shall apply:

(i)	the amount of such claim and all professional fees, costs, expenses, taxes and outlays (“Fees”) in respect thereof or if not precisely identifiable then a fair and reasonable estimate thereof (which shall be prepared, in default of agreement between the parties, by an independent senior counsel of at least ten years’ standing with experience in the area in the claim to be appointed in the absence of agreement between the parties by the President for the time being of the Bar Council of Ireland) shall be deducted from the Second Escrow Amount and retained in the Escrow Account; and

(ii)	the estimate of such Senior Counsel shall be final and binding; and

(iii)	such amount (“Contingent Liability”) shall be retained in the Escrow Account as part of the Second Escrow Amount until such time as the relevant Warranty Claim or Claim for Taxation shall have been finally determined by a Court of competent jurisdiction or other tribunal of final instance where appropriate.

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3.9.2.	In the circumstances described in Clause 3.9.1. above, all relevant definitions as contained in Clause 1.1.1. including the definition of First Release Date, Second Release Date and Warranty Period and shall be deemed to be extended by such period as shall be necessary to ascertain the final outcome of any litigation or process referred to above including the final outcome of any application for costs in respect of such litigation or such process.

3.10.	The Purchaser hereby agrees that as regards any distribution of the Escrow Amount to the Vendor, the same shall be paid to the Vendor’s Solicitors and the Purchaser shall have no liability to the Vendor, the Holding Company or the Ultimate Shareholders in regard to the manner in which such moneys shall be distributed. The Purchaser shall be under no obligation to make enquiries in that regard. The Vendor’s Solicitors shall provide a receipt in respect of such moneys and same shall constitute a full and proper discharge of the obligations of the Purchaser as regards same.

3.11.	The Purchase Consideration payable by the Purchaser for the purchase of the Shares pursuant to this Clause 3 shall be deemed to be reduced by the amount, if any, paid pursuant to a Warranty Claim and/or the Final Working Capital Shortfall Amount, and/or any Claim for Taxation (as that expression is defined) in the Deed of Indemnity, if any.

3.12.	It is acknowledged by the Purchasers that the Ultimate Shareholders intend post completion to wind up the Vendor and the Holding Company by way of members voluntary winding up in accordance with the provisions of the CA (the "Planned Liquidations").

3.13.	It is agreed by all the parties to this Agreement (including but not limited to the Ultimate Shareholders) that irrespective of the fact that the Vendor may be wound up prior to the expiry of the Warranty Period that the Warranties and the provisions of clauses 7 and 8 and the ability and entitlement of the Purchaser to make a Warranty Claim or Claim for Taxation under the Deed of Indemnity which would entitle the Purchaser to seek a distribution from the Escrow Account shall enure for the entire of the Warranty Period.

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3.14.	It is agreed by the Purchaser that the benefit of, and all of the Vendor's rights under, the Note Payable may be assigned and/or novated to the Holding Company which in turn may assign and/or novate such rights to the Ultimate Shareholders (pro-rata to each such Ultimate Shareholders percentage holding of shares in the Holding Company on a fully diluted basis including any holder of shares on the exercise of any options) on foot of the Planned Liquidations. The Purchaser hereby covenants to enter into and execute any such novations of the Notes Payable as contemplated by this clause 3.14 as and when requested by the Ultimate Shareholders provided always that any such assignment or novation does not conflict with the provisions of the CA.

4.	purchase consideration adjustment and pre-completion transactions

4.1.	Completion Balance Sheet; Determination of Working Capital and Adjustments

Prior to Completion, the Company shall prepare or cause to be prepared a consolidated balance sheet of the Company (the “Initial Completion Balance Sheet”) as of the Completion Date. The Initial Completion Balance Sheet shall be complete, true, accurate and prepared on a consolidated basis in accordance with Irish GAAP and the Company’s historical practices, and be accompanied by schedules setting forth in reasonable detail all assets and Liabilities included therein (excluding any Liabilities incurred upon the Completion). Such Initial Completion Balance Sheet and the accompanying schedules shall contain sufficient detail of the assets and Liabilities of the Company and its Subsidiaries (as defined below) and a calculation of Adjusted Working Capital (which calculation is contained in SCHEDULE 15) for the purpose of Clause 4.2.1. as of the close of business on the Completion Date. The Company shall deliver the Initial Completion Balance Sheet to the Purchaser at least five (5) Business Days prior to Completion.

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4.2.	Minimum Working Capital Amount

4.2.1.	Notwithstanding anything contained in this Agreement to the contrary, the Company’s adjusted working capital measured as of the close of business on the Completion Date (the “Adjusted Working Capital”) as set out in the Initial Completion Balance Sheet shall be no less than Five Hundred Thousand Euros (500,000 EUR) (the “Minimum Working Capital Amount”) save that for the avoidance of doubt any Funded Indebtedness shall be satisfied by the Vendor in accordance with Clause 4.4. of this Agreement and shall not be deducted in calculating Adjusted Working Capital.

4.2.2.	On or before the date which is ninety (90) days following the Completion Date (the “Post-Completion Adjustment Date”), the Purchaser shall cause to be prepared by the Company's Auditors a final Completion balance sheet (“Final Completion Balance Sheet”) of the Company as of the Completion Date. Such Final Completion Balance Sheet shall be prepared in accordance with Irish GAAP and the Company’s historical practices. If, on the Post-Completion Adjustment Date, the Adjusted Working Capital stated in the Final Completion Balance Sheet is less than the Minimum Working Capital Amount, the amount equal to the difference shall comprise the final working capital shortfall amount (“the Final Working Capital Shortfall Amount”) or if the Adjusted Working Capital stated in the Final Completion Balance Sheet is greater than the Minimum Working Capital Amount, the amount of the surplus shall comprise the final working capital surplus amount (the "Final Working Capital Surplus Amount").

4.2.3.	The Company’s Auditors shall be requested to send the Purchaser and the Shareholder’s Agent a Notice (the “Working Capital Notice”) stating whether there is a Final Working Capital Shortfall Amount or a Final Working Capital Surplus Amount and what the value of the relevant amount. Such calculation in the Working Capital Notice shall be deemed conclusive and binding on the Parties the Vendor objects to the determination in such notice by delivering a detailed statement describing the Vendor’s objections with any supporting data to the Purchaser within thirty (30) days after receiving the Working Capital Notice. The Purchaser and the Vendor will use reasonable efforts to resolve any such objections themselves. Any dispute regarding the determination in such notice shall be resolved in the manner set forth below in Clause 4.3. If the Vendor does not provide such written notice to the Purchaser within such 30-day period, then the calculation in the Working Capital Notice shall be deemed conclusive and binding.

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4.2.4.	In the event that there is a Final Working Capital Shortfall Amount and such amount is US$50,000 or less then the provisions of clause 4.6 (i) shall apply and the Purchaser shall be entitled to call upon the Escrow Agents to release such sum from the Second Escrow Amount.

4.2.5.	In the event that there is a Final Working Capital Shortfall Amount and such amount is greater than US$50,000 then the provisions of clause 4.6 (ii) shall apply and the Purchaser shall be entitled to offset the full amount of such sum against the Loan Note and the provisions of Clause 4.7. shall apply.

4.2.6.	In the event that there is a Final Working Capital Surplus Amount and such amount is US$50,000 or less then the provisions of clause 4.6 (iii) shall apply and the Purchaser shall be obliged within thirty days from the date of receipt of the Working Capital Notice to lodge into the Escrow Account a sum equal to the amount of the said Final Working Capital Surplus Amount.

4.2.7.	In the event that there is a Final Working Capital Surplus Amount and such amount is greater than US$50,000 then the provisions of clause 4.6 (iv) shall apply and the Purchaser shall not be obliged to make any cash payment to the Vendor or into the Escrow Account and in such circumstances the amount of the Loan Note shall be increased by a corresponding amount by which the Final Working Capital Surplus Amount is greater than US$50,000 whereupon the provisions of Clause 4.7. shall apply.

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4.3.	Dispute Resolution Mechanism

4.3.1.	If the Parties do not obtain final resolution of a dispute regarding the determination of either a Final Working Capital Shortfall Amount or a Final Working Capital Surplus Amount as set out in a Working Capital Notice under this Clause 4 within thirty (30) days after the Purchaser has received the statement of objections from the Vendor’s Solicitors, the Solicitors for the Parties will select an accounting firm mutually acceptable to them to resolve any remaining objections. If no agreement is reached on the choice of an accounting firm within seven (7) days of the receipt of the statement of objections referred to above, either party may request the President of the Institute of Chartered Accountants in Ireland to select an independent accounting firm within a further seven (7) days. The determination of any accounting firm so selected (“Neutral Accountants”) will be set forth in writing and will be conclusive and binding upon the parties. The Purchaser will revise the determination of either a Final Working Capital Shortfall Amount or a Final Working Capital Surplus Amount as set out in a Working Capital Notice to reflect the resolution of any objections thereto.

4.3.2.	The fees and expenses for the services of the Neutral Accountants shall be paid by the Purchaser, on one hand, and the Vendor, on the other hand, in equal shares, and, in the event either fails to pay its share as required hereunder within ten (10) days after due demand and notice by the other, the non-defaulting party may pay the share of the defaulting party. In such event, the defaulting party shall indemnify the non-defaulting party for the amount so paid on behalf of the defaulting party plus interest at the rate of eight per cent (8%) per annum, plus liquidated damages in an amount equal to one hundred per cent (100%) of the amount so paid on behalf of the defaulting party in respect of the Neutral Accountants’ fees and expenses.

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4.4.	Repayment of Funded Indebtedness

Prior to Completion, the Vendor shall cause the Company to repay and discharge all outstanding obligations of the Company under Funded Indebtedness (but excluding any Inter-Company Indebtedness).

4.5.	Pre-Completion Transactions

The Vendor, the Holding Company and the Ultimate Shareholders have procured completion of the Pre-Completion Transactions. In this regard, in consideration of and as an inducement to the Purchaser entering into this Agreement, the following provisions are agreed:

4.5.1.	The Vendor hereby warrants to the Purchaser that none of the Pre-Completion Transactions have or will have the effect of rendering any Group Company or other corporate participant insolvent within the meaning of the CA.

4.5.2.	The Pre-Completion Transaction Documents comprise a complete comprehensive and accurate copy of the originals thereof.

4.5.3.	All necessary filing and returns, if any, required to be made to the Companies Registration Office in respect of the Pre-Completion Transactions have been made.

4.6.	Permitted Claims/Releases from Escrow Account

Where any upward or downward adjustment is necessary under the provisions of Clause 4.2. and in circumstances where such adjustment has been finally determined under the provisions of Clause 4.2.3. and / or 4.3. then

(i)	where there is a Final Working Capital Shortfall Amount and the amount is US$50,000 or less the Purchaser shall be entitled to call upon the Escrow Agents to release such sum from the Second Escrow Amount;

(ii)	where there is a Final Working Capital Shortfall Amount and the amount is greater than US$50,000 the Purchaser shall be entitled to offset the full amount of such sum t against the Loan Note and the provisions of Clause 4.7. shall apply;

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(iii)	where there is a Final Working Capital Surplus Amount and the amount thereof is US$50,000 or less the Purchaser shall be obliged within thirty days from the date of receipt of the Working Capital Notice to lodge into the Escrow Account a sum equal to the amount of the said a sum equal to the amount of the said Final Working Capital Surplus Amount;

(iv)	where there is a Final Working Capital Surplus Amount and the amount is greater than US$50,000 the Purchaser shall not be obliged to make any cash payment to the Vendor or into the Escrow Account and in such circumstances the amount of the Loan Note shall be increased by a corresponding amount whereupon the provisions of Clause 4.7. shall apply.

4.7.	Set Off, Reduction/Increase of Loan Note, Replacement Notes. In the circumstances described in Clause 4.6.(ii) and Clause 4.6.(iv) an appropriate adjustment shall be made to the Loan Note and in such circumstances the original Loan Note shall be deemed to have been cancelled on the date of the relevant Adjustment. The Purchaser shall in such circumstances issue a replacement loan note (“Replacement Note”) to the Vendor in such amount as shall reflect the upward or downward adjustment as provided for in Clause 4.6(ii) and/or Clause 4.6.(iv) as the case may be. The adjusted principal amount of the Loan Note together with such interest as shall have accrued on the original Loan Note to the date of the Adjustment shall be noted on the Replacement Note and shall be payable by the Purchaser on the same terms and conditions of the original Loan Note.

4.8.	Aged Debts

The Purchaser covenants and undertakes with the Vendor to use all reasonable endeavours to recover the Aged Debts within six months from the date hereof using the same methods of collection as have been employed by the Company to date and provided always that there shall be no obligation on the Purchaser to issue legal proceedings or to threaten the issue of legal proceedings against any of the debtors which owe the Aged Debts with a view to recovering all or any of the Aged Debts within the aforementioned time period.

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5.	Completion

5.1.	Completion of the sale and purchase of Shares shall take place at the offices of the Vendor’s Solicitors.

5.2.	At Completion:-

5.2.1.	the Vendor shall deliver to the Purchaser and/or its nominees:-

5.2.1.1.	duly executed share transfers in respect of the Shares (and of all of the issued shares of each Group Company not registered in the name of a Group Company) and surrender the relevant share certificates in relation to each Group Company (or in the case of any share certificates found to be missing, an express indemnity, in a form satisfactory to the Purchaser);

5.2.1.2.	such waivers or consents as are required to enable the Purchaser and/or its nominees to be registered as the holders of the Shares; including any consents required under any Contracts containing a change of control provision;

5.2.1.3.	in relation to each Group Company the statutory books, records and registers (duly written up-to-date), the common seal, the certificate of incorporation (including any certificates of change of name), the title deeds to the Properties and all documents, contracts, licenses, agreements, insurance policies, records, papers, correspondence, files and books of trading and account;

5.2.1.4.	the Deed of Indemnity duly executed by the parties thereto;

5.2.1.5.	If any, a letter or deeds of release from any third party who provided financial facilities or any Funded Indebtedness to any Group Company granting all such consents, clearances or discharges and/or releases which may be necessary in relation to the transactions contemplated herein;

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5.2.1.6.	a copy of the memorandum and articles of association of each Group Company certified by the secretary of each Group Company as a true, complete and accurate copy as of the date of Completion;

5.2.1.7.	all such other consents, approvals, clearances or licences of governmental, regulatory or other agencies or persons in connection with the sale and purchase of the Shares as are necessary;

5.2.1.8.	copies of all bank mandates of each Group Company together with copies of statements of all bank accounts as at a date not earlier than the day immediately preceding the date of Completion and all cheque books of each Group Company in current use and the cash book balances of each Group Company as at the date of Completion with reconciliation statements reconciling such balances with the bank statements referred to above;

5.2.1.9.	letters of resignation under seal from the Directors and from the Directors of each Group Company resigning with effect from termination of the meeting of the Board referred to at Clause 5.2.2.3 hereof from their directorships in and offices of profit under an employment with any Group Company, containing an acknowledgement that each has no claim against any Group Company (as the case may be) in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;

5.2.1.10.	a letter of resignation under seal from the secretary of each Group Company containing an acknowledgment that he has no claim against any Group Company (as the case may be) in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;

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5.2.1.11.	the original of any power of attorney under which any document required to be delivered to the Purchaser under this Clause has been executed;

5.2.1.12.	the Escrow Agreement duly executed;

5.2.1.13.	the Debt Subordination Agreement.

5.2.1.14.	the Disclosure Letter;

5.2.1.15.	evidence of the repayment of all Funded Indebtedness as per paragraphs (i) to (vii) inclusive of the definition thereof;

5.2.1.16.	up to date Tax Clearance Certificate for the Company;

5.2.1.17.	letter from Landlord of leasehold interest of property at Soft-Ex House, South County Business Park, Leopardstown, Dublin 18 in the agreed form;

5.2.1.18.	comfort email relating to change of control from Telefonica O2;

5.2.1.19.	comfort email relating to change of control from BT;

5.2.1.20.	Note Payable/Loan Note;

5.2.1.21.	certified copy Initial Completion Balance Sheet;

5.2.1.22.	Cash Adjustment Amount pursuant to agreed Initial Completion Balance Sheet;

5.2.1.23.	the Accounts and the Recent Balance Sheet;

5.2.1.24.	Resolution of Shareholders of the Holding Company to change its name along with duly completed Form CRO E1 for filing in Companies Registration Office;

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5.2.1.25.	production by all parties of the required notices under Section 53CA 1990;

5.2.1.26.	up to date certificate from insurance brokers confirming “no claims” to the Completion Date;

5.2.2.	the Vendor shall procure:-

5.2.2.1.	the discharge of all monies owing to each Group Company (whether then due for payment or not) by the Vendor (other than agreed Inter-Company Indebtedness) or the Directors of any Group Company or by an of them or by any Connected Person;

5.2.2.2.	the release of any and all guarantees or indemnities or security given by any Group Company for or on behalf of the Vendor or the Directors of any Group Company or any of them or any other person;

5.2.2.3.	that a meeting of the Board (and a meeting of the Directors of any Group Company as the case may be) is held at which, inter alia:-

5.2.2.4.	the share transfers referred to in clause 5.2.1 are approved (subject only to stamping);

5.2.2.5.	such person as the Purchaser may nominate are appointed as Directors, secretary, and solicitors of each Group Company with immediate effect;

5.2.2.6.	all existing mandates for the operation of bank accounts of each Group Company are revoked and new mandates are issued giving authority to such persons as the Purchaser may nominate;

5.2.2.7.	the resignations referred to in clauses 5.2.1.10 and 5.2.1.11 are accepted;

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5.2.2.8.	the Company approves and authorises the execution of the Deed of Indemnity;

5.2.3.	the Vendor shall:-

5.2.3.1.	assign and/or deliver to a Group Company any asset whatsoever (including bank balances, agencies or appointments) in his name or in the name of a company or companies controlled by him which asset is related to the business of any Group Company carried on at Completion;

5.2.3.2.	irrevocably waive any claims against any Group Company, its agent, or employees which he may have outstanding at Completion.

5.2.4.	the Purchaser shall:-

5.2.4.1.	subject to the compliance by the Vendor with all of his obligations under clauses 5.2.1, 5.2.2 and 5.2.3 and subject to the provisions of Clause 4.2.2 (i) pay the Cash Amount by way of electronic funds transfer to the Vendor’s Solicitor’s client account in accordance with clause 3; (ii) deliver the Notes Payable to the Vendor, and (iii) deposit the Escrow Amount instruct the Vendor’s Solicitors to deposit into the Escrow Account by way of electronic funds transfer;

5.2.4.2.	procure the release of any guarantees and indemnities of the Vendor in respect of the liabilities of any Group Company set out in the Disclosure Letter, and shall indemnify and hold harmless the Vendor from any claims arising from such guarantees and indemnities whether in contract, tort or otherwise pending such release.

6.	Post Completion

6.1.	The Purchaser shall complete the stamping of the share transfers referred to in clause 5.2.1.1 as soon as practicable. Prior to such stamping being completed, the Vendor shall co-operate in any manner reasonably required by the Purchaser for the convening of any general meetings required by the Purchaser, including the completion of proxy forms on a timely basis and generally shall act in all respects as the nominee of and in accordance with the reasonable directions of the Purchasers.

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6.2.	The Vendor and the Purchaser shall, within five Business Days of Completion, give to each Group Company such notice as is required by s.53 CA, 1990.

7.	Warranties

7.1.	In consideration of and as an inducement to the Purchaser entering into this Agreement the Warrantor warrants and represents to the Purchaser, subject to clause 8 that:-

7.1.1.	the Vendor has and will have full power and authority to enter into and perform this Agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on it in accordance with their respective terms, and

7.1.2.	save as fully and fairly disclosed in the Disclosure Letter, the Warranties are true and accurate in all respects. The Warranties shall be qualified by all matters disclosed in the Disclosure Letter.

7.2.	Each of the Warranties is separate and independent and without prejudice to any other Warranty and, except where expressly stated otherwise, no clause of this Agreement shall govern or limit the extent or application of any other clause.

7.3.	The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected or extinguished by Completion, by any investigation made by it or on its behalf into the affairs of any Group Company, by its rescinding or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise of any right or remedy.

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7.4.	None of the information supplied by any Group Company or its professional advisers to the Warrantor or his agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, the Deed of Indemnity or otherwise in relation to the business or affairs of the Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by the Group Company to the Warrantor and the Warrantor waives any claims against the Group Company (and its employees and agents) which he might otherwise have in respect of it.

7.5.	The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

7.6.	Reference in the Warranties (and in the Indemnities) to “the Company” shall include each Group Company to the intent that the Warranties (and the Indemnities) shall apply to and be given in respect of each Group Company.

7.7.	Warranties by the Purchaser: The Purchaser represents and warrants to the Vendor as follows:

7.7.1.	Organisation: The Purchaser is a corporation duly organised and validly existing under the laws of the State of Delaware, is in good standing, and has all the requisite corporate power and authority to own securities in another entity, to carry on its respective business as presently conducted and to carry out the transactions contemplated by this Agreement.

7.7.2.	Authority: The Purchaser has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorised by all requisite corporate action. This Agreement is the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms except as limited by applicable insolvency and other laws of general application affecting the enforcement of creditors' rights generally.

7.7.3.	No Conflicts: The execution, delivery and performance by the Purchaser of this Agreement, the purchase of the Shares, and compliance with its provisions by the Purchaser will not:

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7.7.3.1.	violate any provision of applicable law, statute, rule or regulation known by and applicable to the Purchaser or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to the Purchaser or any of its properties or assets; or

7.7.3.2.	conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the memorandum or articles of association of the Purchaser or any material contract to which the Purchaser is a party.

7.7.4.	Approvals: No permit, authorisation, consent or approval of or by, or any notification of or filing with, any person is required in connection with the execution, delivery or performance of this Agreement by the Purchaser.

7.7.5.	Shares / Intellectual Property: Subject to any subordination obligations in the Credit Agreement the Purchaser warrants that following Completion and until such time as the Loan Notes are repaid in full that it will not transfer or encumber the Shares nor will it transfer or assign or encumber the ownership of any Intellectual Property owned by any Group Company as at Completion, provided that any Group Company may transfer or assign Intellectual Property owned by such Group Company to another Group Company.

7.7.6.	Subsidiary Status of Purchaser: Until such time as the Loan Notes are repaid in full that it will remain as a subsidiary of WidePoint Corporation.

7.8.	Payment. The Purchaser shall only be entitled to payment out of the Second Escrow Amount in circumstances where the provisions of Clause 3.9. have been complied with or are not applicable.

7.9.	Deed of Indemnity. Nothing in this Clause 7 or in this Agreement (save for the provisions of clause 8.9.2) shall limit in any way the obligations of the Covenantor to the Purchaser under the Deed of Indemnity.

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8.	Warrantor Protection Provisions

8.1.	Time Limit: The liability of the Warrantor in relation to the Warranties contained in SCHEDULE 3 and Clause 4.5 shall cease on the expiration of the Warranty Period save as regards an alleged specific breach of which notice in writing (containing details of the event or circumstance giving rise to the breach, the basis upon which the Purchaser is making a Warranty Claim against the Escrow Amount and an estimate (where available) of the amount of liability which may result) has been given to the Warrantor by 6 p.m. on the day of the expiration of the Warranty Period.

8.2.	Excluded Claims: The Warrantor shall not be liable under any Warranty Claims;

8.2.1.	to the extent that it is the subject matter of a full provision in the Accounts or the Recent Balance Sheet; or

8.2.2.	to the extent that the Warranty Claim arose as a direct result of a change in law or in revenue or administrative practice occurring after Completion.

8.3.	Overall Maximum: Subject always to Clause 8.9, the aggregate liability of the Warrantor in respect of all Warranty Claims shall not exceed the Second Escrow Amount (which for the avoidance of doubt is a maximum of US$500,000 plus any interest accrued to the Escrow Amount) irrespective of the balance that may be in the Escrow Account. All Warranty Claims by the Purchaser shall be brought against the Second Escrow Amount only and in accordance with the provisions as set out in the Escrow Agreement.

8.4.	Minimal Claim: No Warranty Claim shall be brought by the Purchaser against the Warrantor and the Warrantor shall not be liable unless;

(i)	the amount of any single Warranty Claim exceeds US$25,000 (but then for the full amount of any such Claim); and

(ii)	the aggregate amount of all Warranty Claims exceeds US$50,000 in which case the Purchaser shall be entitled to claim the full amount of all such Warranty Claims from the Second Escrow Amount and not merely the amount in excess of US$50,000.

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8.5.	No Double Recovery:

8.5.1.	The Purchaser shall not be entitled to recover the same loss more than once notwithstanding that the Warranty Claim may relate to more than one Warranty;

8.5.2.	The amount of any Warranty Claim shall be reduced by:

8.5.2.1.	any amounts recovered by the Purchaser under insurance policies with respect to the loss suffered; and

8.5.2.2.	any amounts recovered by the Purchaser from third parties with respect to the loss suffered, including damages from such third party for breach of contract giving rise to such loss.

8.6.	Mitigation of Loss: Nothing in this Agreement shall be construed as a derogation from or limitation upon the Purchaser's duty to mitigate their loss.

8.7.	Warrantor to Control Third Party Claims: The Purchaser shall in addition to any other requirement under this Agreement:

8.7.1.	fully and promptly notify the Warrantor of such Third Party Claim, provided that failure to do so shall not release the Warrantor of its obligations under Clause 8 except to the extent that it is actually prejudiced;

8.7.2.	if requested by the Warrantor in its sole discretion prior to the Planned Liquidations, permit the Warrantor to take full control of such Third Party Claim;

8.7.3.	where the Warrantor controls the relevant Third Party Claim assist in the investigation and defence of such Third Party Claim, and to

8.7.4.	take all reasonable steps to mitigate any loss or liability in respect of any such Third Party Claim.

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8.8.	Unless the Warrantor is in liquidation (in which case the Purchaser shall retain control of all Third Party Claims), the Warrantor may settle a Third Party Claim on terms which provide only for monetary relief and do not include any admission of liability. Subject to the previous sentence, neither the Warrantor nor the Purchaser shall acknowledge the validity of, compromise or otherwise settle any Third Party Claim without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

8.9.	Fraud, Tax and Title Warranties Excepted. Notwithstanding this Clause 8.9 or any other provision of this Agreement, where a Warranty Claim:

8.9.1.	relates to the Vendors' title to the Shares; or

8.9.2.	relates to Tax; or

8.9.3.	is based on any fraudulent act, fraudulent omission, fraudulent misrepresentation, or wilful concealment of or by the Vendor;

then the aggregate liability of the Vendor (or in the case of this clause 8.9. only the aggregate liability of the Ultimate Shareholders in the event that the Planned Liquidations have been completed) in respect of such Warranty Claims shall not, in aggregate, exceed the total amount of the Purchase Consideration paid by the Purchaser as at the date of the relevant Warranty Claim. For the avoidance of doubt, the Purchaser shall be entitled to make a Warranty Claim in respect of those specific matters listed at 8.9.1 to 8.9.3 (inclusive) against the Ultimate Shareholders in the event that the Planned Liquidations have been completed at the date of the relevant Claim however the Purchaser shall be not be entitled to make a Warranty Claim in respect of those specific matters listed at 8.9.1 to 8.9.3 inclusive, unless the Purchaser has given written notice to the Vendor (or Ultimate Shareholders as the case may be) of its intention to make such a Warranty Claim, specifying the basis of such Warranty Claim on or before 6pm on the day of expiry of the Warranty Period. Any liability of any Ultimate Shareholder under this clause 8.9. shall be limited to (i) such Ultimate Shareholder's pro rata share of any such liability and (ii) such Ultimate Shareholder's pro rata share of the total amount of the Purchase Consideration paid by the Purchaser as at the date of the relevant Warranty Claim (based on the relevant Ultimate Shareholder’s pro rata holding of shares in the Holding Company to the total number of issued shares in the Holding Company).

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8.10.	Consequential Loss Etc.: Notwithstanding anything to the contrary in this Agreement, neither the Vendor nor the Ultimate Shareholders) shall be liable to the Purchaser by reason of any representation, indemnity or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any consequential, special, incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise, even if advised of the possibility of such damages.

9.	Restrictive Covenants of Vendor

9.1.	As a further consideration for the Purchaser entering into this Agreement and for the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company and each Group Company, the Vendor and each Ultimate Shareholder undertakes for himself (but not for the other Ultimate Shareholders) with the Purchaser for his own benefit and for the benefit of each Group Company that:-

9.1.1.	he shall not make use of or disclose to any person and shall use his best endeavours to prevent the publication or disclosure of any information and including Confidential Information concerning the business, accounts or finances of any Group Company or any of their dealings, transactions and affairs or any trade secrets, confidential information, processes, operations or formulae in his knowledge or possession;

9.1.2.	for the period of two years after Completion the Vendor will not either solely or jointly, directly or indirectly engage in any business similar to or in competition with the Business or the business of the manufacture, sale, licensing, writing, marketing, dealing in or distribution of goods and services similar to or competing with goods and services manufactured, sold, licensed, written, marketed, dealt in or distributed by any Group Company at the date hereof in the Territory nor become involved or connected with nor carry on, participate, assist, be engaged or concerned or interested (except as the holder or beneficial owner for investment purposes of not more than 5% nominal value of any class of securities listed or dealt in on a recognised stock exchange) in the Territory during the said period in any company or firm carrying on any such business whether as employee, director, partner, consultant, agent, Vendor or sole proprietor or otherwise howsoever;

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9.1.3.	for the period of two years after Completion either on his own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from any Group Company any person who, to his knowledge, is supplying at Completion or has supplied, during the two years immediately preceding Completion, materials, components, products, goods, software or services to any Group Company;

9.1.4.	he shall not interfere either directly or indirectly or take any such steps as may interfere with the continuance of supplies to any Group Company (or the terms relating to such supplies) from any suppliers who are at the Completion or who have been at any time during the period of two years immediately preceding Completion supplying materials, components, products, goods, software or services to any Group Company;

9.1.5.	he shall procure that no company owned or controlled by him (and, insofar as he is able to ensure the same, none of their Subsidiaries) will act in such a way as would be a contravention of the obligations contained in this clause 9.1 if they were themselves so to act.

9.1.6.	he shall not, for a period of two years after Completion, directly or indirectly, solicit, or endeavour to solicit or obtain, the custom or business of any person, firm or company that is now a client or customer of the Business or which is in negotiation with the Business to or for his own benefit or that of any other person, firm or company in competition with the Business; and

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9.1.7.	he shall not, for a period of two years after Completion, directly or indirectly solicit or engage the services of any person employed by any Group Company as at the date hereof or of any consultant or independent contractor to any Group Company.

9.2.	The parties hereto consider that the restrictions set out in clause 9.1 are reasonable and necessary in the circumstances for the protection of the legitimate interests of the Purchaser, and that such restrictions are integral to the terms on which the Purchaser has agreed to purchase the Shares, but if any such restrictions shall be adjudged or held to be void or unenforceable by any court, regulatory authority or agency of competent jurisdiction for whatever reasons but would be valid if part of the wording were deleted or the period of time reduced or the areas reduced in scope, the said restrictions shall apply with such modification as may be necessary to make them valid effective and enforceable.

9.3.	The Purchaser may sell, assign, transfer or otherwise dispose of the benefit of this Clause 9, in whole or in part, to any person or entity that purchases or acquires all or any portion of the Business.

9.4.	If any breach or violation of any of the provisions of clause 9.1 occurs, the parties agree that damages can in no way fully compensate therefore and that injunctive relief is reasonable and essential to safeguard the legitimate interests of the parties. Accordingly, the parties hereby agree and declare that, (in addition to any other remedies afforded by a court of equity) injunctive relief may be obtained.

9.5.	For the purpose of this Clause 9 only, the expression “Ultimate Shareholder” shall exclude Act Venture Capital Limited and Stata Venture Partners.

9.6.	On Completion the Vendor and the Ultimate Shareholders shall, at their own expense, procure a change of name of the Holding Company so as to exclude the words “Soft-Ex” and/or “Soft-Ex Communications” and each of the aforementioned parties hereby covenant and undertake with the Purchaser that they shall not either directly or indirectly procure the registration of a company, partnership or the conduct of any business incorporating or including the said word or words in either Ireland, the United Kingdom or the Netherlands.

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10.	ADDITIONAL COVENANTS

10.1.	Post-Completion Access to Information; Cooperation

10.1.1.	Access to Information. After Completion, each Party shall afford any other Party, its respective solicitors, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the assets, Liabilities or operations of the Company and the Subsidiaries with respect to periods prior to Completion, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after Completion, each Party shall make available to any other Party, as reasonably requested, all books, records and other data relating to Taxation or potential Tax Liabilities for all periods prior to or including the Completion Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Tax or extensions thereof. Subject to the foregoing, each Party agrees, for a period of six (6) years after the Completion Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Clause 11.1.1. without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have ten (10) days after such offer to agree in writing to take possession thereof.

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10.1.2.	Cooperation Each Party shall cooperate, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns pursuant to Clause 11.2 and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement or (B) any fact or condition relating to the business or assets of the Company or any Subsidiary. Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party. Without prejudice to the terms of this Agreement and to the Deed of Indemnity, the Vendor agrees, as and to the extent reasonably requested by the Purchaser, to use their respective best efforts to obtain any certificate or other document from any Governmental Entity or other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

10.1.3.	Consultation with Advisors. The Vendor consents to the Purchaser’s consultation with legal, accounting and other professional advisors to the Company, the Subsidiaries and such Vendor relating to the advice rendered to the Company, the Subsidiaries or such Vendor prior to the Completion regarding the Business or assets of the Company and the Subsidiaries, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

10.1.4.	Adversarial Proceedings Involving Parties. Notwithstanding the provisions of this Clause 10.1, the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Clause 10.1. As to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Clause 10.1 but rather, absent agreement, must utilize the rules of discovery (to the extent applicable).

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10.2.	Tax Matters

10.2.1.	Tax Periods Ending on or before the Completion Date. Between the date of this Agreement and the Completion Date, the Vendors shall file, or cause the Company and the Subsidiaries to file, on a timely basis, all Tax Returns that are required to be filed by the Company and the Subsidiaries prior to the Completion Date (taking into account any extensions of time to file). The Purchaser shall have the right to prepare, approve and/or file, or to cause the Company to prepare, approve and/or file, all Tax Returns for the Company and the Subsidiaries for all periods ending on or prior to the Completion Date that are required to be filed after the Completion Date. The Vendor shall pay or cause the Company to pay all Tax due and payable on the Tax Returns filed under the first sentence of this Clause 10.2.1. and shall reimburse the Purchaser and/or the Company for all Tax of the Company or any Subsidiary due and payable on the Tax Returns filed under the second sentence of this Clause 10.2.1. within five (5) Business Days after the earlier of (i) payment by the Purchaser and/or the Company of such Tax or (ii) delivery of written notice of the amount of such Tax by the Purchaser or the Company to the Shareholders’ Agent, but only to the extent such Tax is not reflected in the reserve for Tax liability shown on the face of the Final Completion Balance Sheet.

10.2.2.	Tax Periods Beginning Before and Ending After the Completion Date. The Purchaser shall cause to be prepared and filed any Tax Returns of the Company and the Subsidiaries for Tax periods that begin before the Completion Date and end after the Completion Date. Within five (5) Business Days after the earlier of (i) payment by the Purchaser and/or the Company of Tax with respect to such periods or (ii) delivery of written notice of the amount of Taxes with respect to such periods by the Purchaser or the Company to the Shareholders’ Agent, the Vendor shall pay to the Purchaser and/or the Company an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Completion Date to the extent such Taxes are not reflected in the reserve for Tax liability shown on the face of the Final Completion Balance Sheet. For purposes of this Clause 10.2.2., in the case of any Tax that is imposed on a periodic basis and is payable for a Tax period that includes (but does not end on) the Completion Date, the portion of such Taxes that relates to the portion of such Tax period ending on the Completion Date shall (A) in the case of any Tax other than Tax based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Completion Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Completion Date, using the “closing of the books” method of accounting, and in a manner consistent with the Recent Balance Sheet. Any credits relating to a Tax period that begins before and ends after the Completion Date shall be taken into account as though the relevant Tax period ended on the Completion Date.

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10.2.3.	Contests of Tax, Additional Taxes and Refunds. The Purchaser shall allow the Vendor to participate, at their sole expense, in any audit, appeal, hearing, litigation, contest, assessment, refund claim or other proceeding with respect to any Tax Return described in Clause 10.2.1 and 10.2.2 (a “Tax Audit”). If a Tax Audit results in additional Tax owed, then the Vendor shall reimburse the Purchaser and/or the Company for all such Tax of the Company and the Subsidiaries due and payable corresponding to any Tax Returns described in Clause 10.2.1. and 10.2.2. within five (5) Business Days after the earlier of (i) payment by the Purchaser and/or the Company of such Tax or (ii) delivery of written notice of the amount of such Tax by the Purchaser or the Company to the Vendor’s Solicitors, but only to the extent such additional Tax is not reflected in the reserve for Tax liability shown on the face of the Final Completion Balance Sheet. If a Tax Audit results in a refund of any amount of Tax attributable to any Tax Return described in Clause 10.2.1. and Clause 10.2.2. previously paid by the Vendor to any Tax Authority, and to the extent such refund is not reflected as an asset shown on the face of the Final Completion Balance Sheet, the Purchaser shall, within five (5) Business Days of receipt, return to the Shareholders’ Agent an amount of such refund that is proportionate to the amount of the related Tax that the Vendor paid or reimbursed as described in Clause 10.2.1. and/or 10.2.2.

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10.3.	Confidential Information. Subsequent to Completion, the Vendor shall not and shall cause its Affiliates not to,

(a)	directly or indirectly use any Confidential Information for any purpose;

(b)	disclose any Confidential Information to any person or entity other than the Purchaser or its Affiliates (including the Company and the Subsidiaries),

(c)	keep or make copies of any documents, records or property containing any Confidential Information or

(d)	assist any other person or entity in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between the Vendor and the Purchaser or any of its Affiliates (including the Company and the Subsidiaries) and except to the extent explicitly requested in writing by the Purchaser. Notwithstanding the foregoing, the Vendor may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable Law, provided that the Vendor

(i)	provides the Purchaser with prior written notice thereof,

(ii)	limits such disclosure to what is strictly required and

(iii)	attempts to preserve the confidentiality of any Confidential Information so disclosed. Nothing in this Agreement reduces any obligation of the Vendor to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition. If, at any time after the Completion, the Vendor discovers that it, he or she is in possession of any records containing any Confidential Information, then the discovering Vendor shall immediately deliver such records to the Purchaser. No Vendor shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

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11.	RESOLUTION OF DISPUTES

11.1.	Negotiation

If there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Final Completion Balance Sheet, which shall be resolved exclusively pursuant to Clause 4.3.) (a “Dispute”), then the Dispute, upon the written request of the Purchaser or the Shareholders’ Agent, shall be referred to representatives of the Parties for decision, with each of the Purchaser and the Company being represented by a senior executive officer who has the authority to resolve the Dispute and the Vendor being represented by the Shareholders’ Agent (collectively, the “Representatives”). The Representatives shall promptly meet (in person, by telephone or otherwise) in a good faith effort to resolve the Dispute. All negotiations pursuant to this Clause 11.1. shall be considered confidential and without prejudice settlement discussions, and none of the Parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or Litigation. If, after the thirtieth (30th) day after the Purchaser or the Shareholders’ Agent delivered the above-described written request for referral, either the Purchaser or the Shareholders’ Agent believes that the Dispute cannot be resolved by the Representatives through negotiation, then either Party may proceed to Litigation in accordance with Clause 11.6.

11.2.	Continued Performance

The fact that the dispute resolution procedures specified in this Clause 11 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedures, all Parties shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the Parties pursuant hereto in good faith

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11.3.	Equitable Relief

Notwithstanding anything to the contrary in this Clause 11, the Purchaser or the Company may, in its discretion, apply to a court of competent jurisdiction for equitable relief. Such an application shall not be deemed a waiver of the right to compel negotiation pursuant to this Clause 11.

12.	MISCELLANEOUS

12.1.1.	Appointment. The Ultimate Shareholders hereby appoint and constitute the Shareholders’ Agent as defined in Clause 1.1.1. to be their agent hereunder, to exercise the powers on behalf of the Ultimate Shareholders set forth in this Agreement, and the Shareholders’ Agent hereby accepts such appointment. In the event of the death, resignation or inability to act of Darren Daly such other partner in Byrne Wallace as shall be appointed by the Vendor’s Solicitors shall be the successor to the Shareholders’ Agent with all of the powers of his predecessor.

12.1.2.	Power of Attorney. Each Ultimate Shareholders, by execution of this Agreement, hereby constitutes and appoints the Shareholders’ Agent as its, his or her true and lawful attorney in fact, with full power in its, his or her name and on its, his or her behalf:

12.1.2.1.	to act on behalf of such Vendor according to the terms of this Agreement, including the power (subject to the prior written consent of the Purchaser) to amend this Agreement and the Deed of Indemnity; to give and receive notices on behalf of such Ultimate Shareholders; and to act on behalf of such Ultimate Shareholders in connection with any matter as to which the Ultimate Shareholders are liable to the Purchaser; all in the absolute discretion of the Shareholders’ Agent; and

12.1.2.2.	in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement.

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This power of attorney, and all authority hereby conferred, is granted subject to the interests of the Purchaser hereunder and in consideration of the mutual covenants and agreements made herein and shall be irrevocable and shall not be terminated by any act of the Company or any Ultimate Shareholder or by operation of Law, whether by the merger, dissolution or liquidation of the Company, by the death or incapacity of any Ultimate Shareholder or by the occurrence of any other event. All action taken by the Shareholders’ Agent hereunder shall be final and binding upon all Ultimate Shareholders. Each Ultimate Shareholder agrees, jointly and severally, to hold the Shareholders’ Agent free and harmless from any and all loss, damage or liability that they, or any one of them, may sustain as a result of any action taken in good faith by the Shareholders’ Agent hereunder.

12.2.	Disclosure Letter. No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed in the Disclosure Letter unless such representation or warranty is expressly qualified by reference to a specific clause of a Schedule to this Agreement. The Disclosure Letter shall not vary, change or alter the language of the representations and warranties contained in this Agreement, and to the extent the language in the Disclosure Letter does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

12.3.	Publicity. No public release or announcement relating to the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the Purchaser, except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, (a) the Parties shall cooperate to prepare a joint press release to be issued on the Completion Date, and (b) the Company and the Vendor shall provide the Purchaser access to, and facilitate meetings with, employees of the Company for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby. Each Party agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that the Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

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12.4.	Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the Purchaser and the Shareholders’ Agent, and any attempted assignment without such consent shall be void and without legal effect.

12.5.	Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person any right relating in any way to employment or terms of employment with the Purchaser, the Company, any Group Company or its Affiliates.

12.6.	Law Governing Agreement and Consent to Jurisdiction. This Agreement shall be governed by the laws of Ireland excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, Ireland, and each Party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

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12.7.	Severability. If any court of competent jurisdiction determines that any of the provisions of this Agreement are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

12.8.	Amendment. This Agreement may be amended or supplemented only pursuant to a written instrument executed and delivered by the Purchaser, the Company and the Shareholders’ Agent; provided, however, that the Purchaser may, in its discretion, require the execution of any such amendment, modification or supplement by each Vendor.

12.9.	Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless expressly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants contained in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.10.	Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; or sent by internationally-recognized overnight courier service, as follows:

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If to the Purchaser, to:

WidePoint Corporation

7926 Jones Branch Drive, Suite 520

McLean, Virginia 22102

Attention: James McCubbin

Facsimile:

Email:

(with a copy to)

Attention:

Facsimile:

Email:

If to the Vendor or the Shareholders’ Agent, to:

Byrne Wallace Solicitors

88 Harcourt Street, Dublin 2

Attention:	Darren Daly
Facsimile:	01 691 5010
Email:	ddaly@byrnewallace.com

If to the Company, to:

Attention:	Ian Sparling

Facsimile:

Email:	i.sparling@soft-ex.net

or to such other person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

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12.11.	Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

12.11.1.	Expenses to be paid by the Vendor. The Vendor shall pay each of the following (none of which shall constitute a Liability payable by the Company, any Group Company or the Purchaser):

12.11.1.1.	Brokerage. The Vendor shall be solely responsible for the payment and discharge of all claims for brokerage commissions, finder’s fees or similar fees arising as a result of the retention, employment or other use of any broker or finder by the Company and any of its Vendors (including any Vendor), directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

12.11.1.2.	Professional Fees. All fees including all fees relating to the Pre-Completion Transactions and expenses of the Company’s, each Group Company’s and the Vendor’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

12.11.2.	Expenses to be paid by the Purchaser. The Purchaser shall pay each of the following (none of which shall constitute a Liability payable by the Company ):

12.11.2.1.	Brokerage. The Purchaser shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Purchaser and any of its vendors, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

12.11.2.2.	Professional Fees. All fees and expenses of the Purchaser’s legal, accounting, investment banking and other professional advisor in connection with the transactions contemplated hereby.

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12.12.	Entire Agreement

This Agreement (including the exhibits and schedules attached hereto and the Letter of Disclosure) supersedes all prior agreements (including the Letter of Intent, dated February 10, 2014, among the Parties), and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, among the Parties with respect to its subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement and in the Deed of Indemnity.

12.13.	Counterparts

This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14.	No Strict Construction

Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its respective solicitors have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

2.	General

12.15.	If any of the Shares shall at any time be sold or transferred, the benefit of each of the Warranties, Indemnities and Deed of Indemnity may be assigned to the Purchaser or transferee who shall accordingly be entitled to enforce each of the Warranties and the Deed of Indemnity against the Warrantor as if he were named in this Agreement as the Purchaser.

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12.16.	If the Purchaser determines or rescinds this Agreement under any of its provisions or under the general law, then, in addition to any right or remedy which it may have against the Vendor for breach of this Agreement or the Warranties, the Vendor shall indemnify the Purchaser for all costs, charges and expenses incurred by it in connection with the negotiation, preparation and determination or rescission of this Agreement and all matters which it contemplates.

12.17.	This Agreement together with the Deed of Indemnity and the Disclosure Letter shall supersede, cancel and replace any and all previous agreements made between any of the parties hereto relative to its subject matter.

12.18.	At the request of the Purchaser the Vendor shall (and shall procure that any other necessary parties shall) execute and do all such documented acts and things as may reasonably be required subsequent to Completion by the Purchaser in order to perfect the right, title and interest of the Purchaser to and in the Shares and in the shares in the Group Companies and to procure the registration of the Purchaser or his nominee as the registered holder of the Shares and the shares in each Group Company as appropriate.

12.19.	The Vendor hereby irrevocably authorises and appoints the Vendor’s Solicitors (or such other firm of solicitors resident in Ireland as they may, by notice to the Purchaser and the Company substitute) to accept service of all legal process arising out of or in connection with this Agreement and service on the Vendors’ Solicitors (or such substitute as aforesaid) shall be deemed service on each Vendor.

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Schedule 3
Warranties

1.	INFORMATION

1.1.	All information given by or on behalf of the Company or the Vendor to the Purchaser or to its professional advisors in the course of negotiations leading to this Agreement was when given and is at the date hereof true and accurate in all respects and so far as such information is expressed as a matter of opinion such opinions were when given and are at the date hereof truly and honestly held and not given casually or recklessly or without due regard for the accuracy. There is no fact or matter which has not been disclosed in writing to the Purchaser or to its professional advisors which would render such information untrue or misleading or which on the basis of the utmost good faith ought to be disclosed to an intending purchaser of Shares in the Company or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Shares on the terms (including price) of this Agreement.

1.2.	The information set out in the Recitals and in the Schedules to this Agreement is true complete and accurate in all respects.

1.3.	The contexts of the Disclosure Letter are true and accurate in all respects and fully and fairly disclose every matter to which they relate.

2.	CONSTITUTION OF THE COMPANY

2.1.	The copy of the Memorandum and Articles of Association of the Company delivered by the Vendor to the Purchaser at Completion is true, complete and accurate, and sets out in full the rights and restrictions attaching to each class of share capital in the Company.

2.2.	The copy of the Memorandum and Articles of Association referred to at 2.1 above has embodied therein or annexed thereto a copy of every such resolution or agreement as is referred to in S.143(4) CA,1963. Neither the Company nor any class of its members has passed any further resolutions (other than resolutions relating to business at annual general meetings which was not special business).

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2.3.	The Company has complied with the provisions of the CA and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the Company to the Registrar of Companies or to any other authority whatsoever have been properly made and delivered.

2.4.	The Group Companies listed in Part 2 of Schedule 2 are all the present Subsidiaries of the Company.

2.5.	The information in Part 2 of Schedule 2 relating to each Group Company is true and accurate in all respects.

2.6.	The Company has all requisite corporate power and authority to own, operate and lease its assets, to carry on the Business as and where such is currently conducted, to execute and deliver whatever documents and instruments are to be executed and delivered by the Company pursuant to this Agreement and to carry out any transactions contemplated hereby and thereby.

2.7.	Each Subsidiary is a company with limited liability duly incorporated/ organised validly existing and in good standing under the laws of its jurisdiction of incorporation or organisation;

has full corporate or other power and authority to carry on its business as is now being conducted and to own or lease the properties and assets it now owns or leases;

is in good standing and is duly qualified or licensed to do business in each jurisdiction wherein the character of the properties or assets owned by it or the nature of its business makes such licensing or qualification necessary.

2.8.	The Vendor has procured the delivery to the Purchaser correct and complete copies of the Memorandum and Articles of Association and similar organisational documents of each Subsidiary including all amendments thereto.

2.9.	The corporate minute book and members’ register of each Subsidiary made available for the Purchaser’s inspections are correct and complete copies of such instruments and accurately reflect all material corporate action taken by each such Subsidiary.

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3.	SHARE CAPITAL

3.1.	The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

3.2.	There is no Encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any Encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing.

3.3.	The Vendor is entitled to transfer the full legal and beneficial ownership of the Shares and any share in any Group Company as provided in clause 5.2.1 to the Purchaser on the terms of this Agreement without the consent of any third party.

3.4.	The Company (or where specified a Group Company) is the sole beneficial owner of the shares in each Group Company listed in Part 2 of Schedule 2 free from any Encumbrances.

3.5.	No person has the right (whether actual or contingent) to call for the issue of any share or loan capital of the Company under any option or other agreement, arrangement or commitment (including without limitation conversion rights and rights on realisation of security) and no person has claimed to be entitled to any of the foregoing.

3.6.	The Company is not or has not agreed to become a holder of any class of share or other capital of any company and the Company is not and has not agreed to become a member of any joint venture, partnership or consortium and is not and has not agreed to be a party to any profit sharing arrangement.

4.	ACCOUNTS AND INTERNAL ACCOUNTING CONTROLS

4.1.	The Accounts are true, complete and accurate in all respects and have been prepared in accordance with the requirements of the CA and all other applicable statutes and laws and in accordance with generally accepted accounting principles and all statements of standard accounting practice and on a basis consistent with the audited accounts of the Company for all prior accounting periods, and:-

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4.1.1.	give a true and fair view of the assets, liabilities (whether actual or contingent and whether or not quantified or disputed), commitments and financial position and affairs of the Company as at the Accounts Date and of the results of the Company for its financial period ending on the Accounts Date;

4.1.2.	make full provision or reserve for all liabilities (whether actual or contingent and whether or not quantified or disputed, including a pro rata provision for third party audit costs for the fiscal year ending 30 April, 2014) and capital commitments of the Company as at the Accounts Date;

4.1.3.	make full provision or reserve for all Taxation for which the Company was on the Accounts Date or any time thereafter may have become or may hereafter become liable to be assessed or to pay on or in respect of or by reference to the profits, gains, income, earnings or activities of the Company for any period ending on or before the Accounts Date and in respect of all distributions, dividends, loans, advances and payments paid, due, payable or made prior to the Accounts Date by reference to taxation legislation in force prior to the Accounts Date;

4.1.4.	make adequate provision or reserve for depreciation and amortisation of fixed assets of the Company having regard to their original cost and estimated life and include no fixed assets at a value greater than their original cost;

4.1.5.	include all of the stock-in-trade and work-in-progress of the Company at the lower of cost and net realisable value and write-off all redundant, obsolete and slow moving stock-in-trade and value stock-in-trade and work-in-progress on a basis in all material respects consistent with that adopted for the purpose of preparing the last audited accounts of the Company in respect of the last preceding accounting period;

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4.1.6.	make proper and adequate provision or reserve for all bad and doubtful debts;

4.1.7.	do not overstate the value of current or fixed assets;

4.1.8.	do not understate any liabilities (whether actual or contingent);

4.1.9.	make full provision for

(i)	all taxation payable arising out of or as a consequence of the Pre-Completion Transactions;

(ii)	all audit fees and expenses which will be payable to PWC for the year ending 30th April 2014 in respect of each Group Company;

(iii)	Taxation on patent royalty income payable by Tambrake Limited;

(iv)	all Taxation payable by each Group Company up to Completion.

4.2.	The financial position and results shown by the Accounts have not (except as therein disclosed) to any material extent been affected by any extraordinary or exceptional items or by inconsistencies of accounting practice or by the inclusion of non-recurring items of income or expenditure or by transactions entered into otherwise than on normal commercial terms or by any other factor rendering such financial position and results unusual or misleading in any material respect.

4.3.	The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that

4.3.1.	transactions are executed in accordance with management’s general or specific authorisations;

4.3.2.	transactions are recorded as necessary to permit preparation of financial statements in conformity with Irish and other applicable GAAP and to maintain asset accountability;

4.3.3.	access to assets is permitted only in accordance with management’s general or specific authorisation, and

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4.3.4.	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.	TRANSACTIONS SINCE THE ACCOUNTS DATE

Since the Accounts Date:-

5.1.	The Company has carried on its business in the ordinary and usual course and without entering into any transaction assuming any liability (whether actual or contingent and whether disputed or not) or incurring any capital commitment or making any payment not provided for in the Accounts which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business.

5.2.	There has been no material adverse change in the financial or trading position or prospects of the Company and, without prejudice to the generality of the foregoing, there has been no material adverse change in the assets or liabilities of the Company and no further liability (actual or contingent and whether disputed or not) for Taxation (including deferred taxation) has arisen or is likely or will arise otherwise than as a result of transactions entered into by the Company in the ordinary course of its business since the Accounts Date.

5.3.	No distribution of capital or income has been declared made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become liable to be repaid.

5.4.	The Company has not entered into any agreement or transaction:-

5.4.1.	for the sale of any assets other than trading stock in the normal course of business; or

5.4.2.	for the acquisition of any assets other than trading stock nor incurred any capital expenditure nor has outstanding any commitments for capital expenditure.

5.5.	The Company has not paid or agreed to pay to any of its present or former officers or employees or any Connected Person of any of its present or former officers or employees any compensation for loss of office, remuneration, emoluments, expenses or other payments or benefits whatsoever (whether or not gratuitous) other than those which are deductible from the profits of the Company in computing its corporation tax.

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5.6.	No debt owing to the Company has been deferred, released, reduced, subordinated or written-off or has proved to any material extent irrecoverable.

5.7.	The Company has paid its creditors in accordance with their respective credit terms.

5.8.	There has not been any material damage, destruction or loss (whether or not covered by insurance) to or affecting any assets of the Company.

5.9.	No commitment on capital account has been created or entered into.

5.10.	No liabilities have been incurred other than in the ordinary and usual course of business.

5.11.	The authorised share capital of the Company has not been increased and no share or loan capital in the Company has been issued or agreed to be issued.

6.	RECORDS

6.1.	All proper and necessary books of account, minute books, registers and records have been maintained by the Company are in its possession and contain information in accordance with generally accepted principles relating to all transactions to which the Company has been a party and all such books, registers and records and duly written up to date and do not contain any material inaccuracies.

6.2.	All documents relating to the Company required to be filed with the Registrar of Companies pursuant to the CA or under any other statute or instrument in force have been duly filed up to date and all statutory records required to be kept by the Company have been properly kept and will be so kept.

6.3.	The register of members of the Company accurately and sufficiently records its members from time to time and the Company has not received any notice of any intended application or proceedings to rectify the said register.

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6.4.	All the accounts, books, ledgers, financial and other records, of whatsoever kind, of each Company;

6.4.1.	have been fully, properly and accurately kept and completed;

6.4.2.	do not contain any material inaccuracies or discrepancies of any kind;

6.4.3.	give and reflect a true and fair view of its trading transactions and its financial, contractual and trading position.

6.5.	The Company is in possession of all its books, records, papers and deeds and documents of title.

7.	BORROWING

7.1.	Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company at Completion are contained in the Disclosure Letter and true and correct copies of all documents relating thereto are annexed to the Disclosure Letter and the Company has not done anything whereby the continuance of any such overdrafts, loans or other financial facilities in full force and effect might be affected or prejudiced and the Company is not in default under any instrument constituting any indebtedness or under any guarantee of, or security or indemnity for, any indebtedness and there is no reason why any such indebtedness, guarantee, security or indemnity should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

7.2.	Save as disclosed in the Disclosure Letter pursuant to Warranty 7.1 hereof, there are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business of the Company.

7.3.	Except for the bank accounts disclosed in the Disclosure Letter the Company does not have any outstanding loan capital and has not borrowed any money which it has not repaid and has not lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future) other than debts due to it in the ordinary course of business.

7.4.	The Company has no bank accounts or deposit accounts other than those disclosed in the Disclosure Letter showing the position as of the day prior to the execution of this Agreement in relation to the credit and debit balances thereon and since such statements there have been no payments out of any such accounts save for routine payments in the ordinary course of business.

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7.5.	The total amount borrowed by the Company from its bankers does not exceed its approved facilities and the total amount borrowed by the Company from whatever source does not exceed any limitation on its borrowing contained in its Memorandum and Articles of Association or in any debenture or loan stock deed or other deed or document executed by it.

8.	INSOLVENCY

8.1.	No order has been made or petition presented or resolution passed or any proceedings or action taken for the winding up of the Company or for or with the view to appointing a receiver, an examiner, administrator, trustee or other similar officer to the Company nor has any distress, execution, sequestration, attachment or other process being levied or entered upon or sued out against any property or asset of the Company.

8.2.	The Company has not ceased payment of any debt and is not insolvent or unable to pay its debts within the meaning of s.214 CA, 1963 or s.2 Companies (Amendment) Act, 1990 and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of the Company and no receiver has been appointed or could be appointed by any person over the whole or any part of the undertaking, property, assets or revenues of the Company and there is no unfulfilled or unsatisfied judgment, ruling, order, decree or directive outstanding against the Company and there has been no delay by the Company in the payment of any obligation due for payment.

9.	INTERESTED PARTIES

9.1.	No indebtedness or liability (whether actual or contingent and whether or not quantified or disputed) and no contract, commitment or arrangement is outstanding between the Company and the Vendor or any Connected Person.

9.2.	Neither the Vendor nor any Connected Person has any right or interest, directly, in any business which is or is likely to be or to become competitive with the business of the Company.

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9.3.	Neither the Vendor nor any Connected Person is entitled to any claim of whatsoever nature against the Company and neither the Vendor nor any Connected Person has assigned to any person the benefit of any such claim to which he would otherwise have been entitled.

10.	LITIGATION

The Company is not engaged in any litigation or arbitration proceedings or any dispute and has not been served with any notice making it a party to any litigation, arbitration, prosecution or other legal proceedings or to any dispute save debt collection by the company in the ordinary course of business, and no litigation, arbitration, prosecution or other legal proceedings are threatened or pending either by or against the company and there are no facts known to the Vendor which might give rise to any such proceedings or to any dispute and in particular but without prejudice to the generality of the foregoing the Company is not liable to make any payment to any person under the Redundancy Payments Acts 1967 to 2007and it has complied as regards all its employees with:-

The Holidays (Employees) Act, 1973;

The Minimum Notice and Terms of Employment Acts, 1973 to 2005;

The Anti-Discrimination (Pay) Act, 1974;

The protection of Young Persons (Employment) Acts, 1977 and 1996;

The Unfair Dismissals Acts, 1977 to 2007;

The Protection of Employment Acts, 1977 to 2007;

The worker Protection (Regular Part-Time Employees) Act, 1991;

The Payment of Wages Act, 1991;

The Terms of Employment (Information) Acts, 1994 and 2001;

The Maternity Protection Acts, 1994 and 2004;

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The Adoptive Leave Acts, 1995 and 2005;

The Organisation of Working Time Act, 1997;

The Parental Leave Act, 1998 and 2006;

The Equality Acts 1998 and 2004;

The National Minimum Wage Act, 2000;

The Equal Status Act, 2000;

The Carer’s Leave Act 2001;

The Protection of Employees (Part-Time Work) Act, 2001;

The Youth Work Act 2001;

The Organisation of Working Time (Records) (Prescribed Form and Exemptions) Regulations 2001;

The Protection of Employees (Fixed Term Work) Act 2003;

The European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;

The Safety, Health and Welfare at Work Act 2005; and

The Employment Permits Act 2006; Protection of Employment (Temporary Agency Work) Act 2012.

11.	INSURANCE

The policies of insurance which are maintained by the Company, a list of which is contained in Schedule 7, Part 13, afford the Company adequate cover against such risks as companies carrying on the same type of business as the Company commonly cover by insurance and in particular, but without limitation, adequately insure against employer’s liability and third party public liability (including, without limitation, product liability) and insure the assets of the Company against fire and other usual risks in their full replacement value (including professional fees) and all such policies of insurance are in full force and effect and there are no circumstances which might lead to any liability under such insurance been avoided by the insurers or the premiums being increased and Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance and no claim is outstanding by the Company under any such policy of insurance and there are no circumstances likely to give rise to any such claim.

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12.	INTELLECTUAL PROPERTY

12.1.	The Business of the Company as now carried on does not involve the unlicensed use of confidential information, know-how or technical data and does not and is not likely to infringe any Intellectual Property rights of any other person and no licenses to the Company in respect of any Intellectual Property used by the Company in its business give rise to payment by the Company of any royalty, or any sum in the nature of a royalty, or to liability to pay compensation.

12.2.	Particulars of all Intellectual Property used by the Company in connection with its business (all of which are beneficially owned exclusively by and registered in the name of the Company and are in full force and effect and none of which will lapse before Completion or during the period of five years following Completion) are contained in the Disclosure Letter and no licence or other right in respect thereof has been granted or agreed to be granted and no such rights are being used, claimed, opposed or attacked by any other person and no person has claimed or is entitled to claim any moral right in relation to any copyright works comprised in the Intellectual Property, and there has been no infringement of the rights in the Intellectual Property by any third party.

12.3.	The Company has not granted any licences or entered into any agency agreements or distribution agreements save in the ordinary course of business at arms’ length and such agreements, if any, contain no unduly onerous or restrictive terms and have been entered into for the benefit of the Company and the development of its business.

12.4.	All the Intellectual Property is sufficiently documented to allow its full and proper use without reliance on the special knowledge or memory of any person other than the employees of the Company.

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12.5.	SCHEDULE 7, PART 1 lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the Effective Time before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

12.6.	The Company and each Subsidiary has all requisite right, title and interest in or valid and enforceable rights under Contracts or licenses to use all Company Intellectual Property. Each item of Intellectual Property of the Company and each Subsidiary, including, without limitation, all Company Registered Intellectual Property listed in SCHEDULE 7, PART 1, is owned exclusively by the Company or the applicable Subsidiary (excluding Intellectual Property licensed to the Company or any Subsidiary under any license) and is free and clear of any Encumbrances. The Company and each Subsidiary owns exclusively all trademarks, service marks and trade names used by the Company or such Subsidiary in connection with the operation or conduct of the Business of the Company or such Subsidiary; provided, however, that the Company and the Subsidiaries may use trademarks, service marks and trade names of third parties which are licensed to the Company or the applicable Subsidiary or are in the public domain.

12.7.	To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company or a Subsidiary, the Company or the applicable Subsidiary has a written agreement with such Person with respect thereto and the Company or the applicable Subsidiary has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

12.8.	Except in conjunction with the normal operation and conduct of the Business in the ordinary course, including the sale of the services of the Company and the Subsidiaries and the licensing of the Software of the Company and the Subsidiaries, neither the Company nor any Subsidiary has transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

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12.9.	The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company and the Subsidiaries, as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license and sale of the products, technology and services of the Company and the Subsidiaries.

12.10.	SCHEDULE 7, PART 2 lists all Contracts and licenses (including all inbound licenses) to which the Company or any Subsidiary is a party with respect to any Intellectual Property. No Person, other than the Company or any Subsidiary, has ownership rights to improvements made by the Company or any Subsidiary in Intellectual Property which has been licensed to the Company or any Subsidiary.

12.11.	SCHEDULE 7, PART 3 lists all Contracts, licenses and agreements between the Company or any Subsidiary and any other Person wherein or whereby the Company or any Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or any Subsidiary or such other Person of the Intellectual Property of any Person other than the Company or any Subsidiary.

12.12.	The operation of the Business of the Company and each Subsidiary, as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company and each Subsidiary does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any license or Contract concerning such Intellectual Property or (iii) constitute unfair competition or an unfair trade practice under any Law, and the Company and each Subsidiary has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any Subsidiary infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

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12.13.	Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Ireland and Europe and in the United States or other applicable foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. SCHEDULE 7, PART 4 lists all actions that must be taken by the Company or any Subsidiary within ninety (90) days from the Completion Date, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. In each case in which Company or any Subsidiary has acquired ownership of any Intellectual Property from any Person, the Company or the applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company or the applicable Subsidiary and, to the maximum extent provided for by and required to protect ownership rights of the Company or the applicable Subsidiary in and to such Intellectual Property in accordance with applicable Laws, the Company or the applicable Subsidiary has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Entity, including the Irish Patent Office, the European Patent Office, the United States Patent and Trademark Office, the U.S. Copyright Office and all other relevant foreign or international equivalents.

12.14.	There are no Contracts or licenses between the Company or any Subsidiary and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or license, or performance under such Contract or license, including with respect to any payments to be made or received by the Company or any Subsidiary thereunder.

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12.15.	To the Company’s knowledge, no Person is infringing or misappropriating any Company Intellectual Property.

12.16.	The Company and each Subsidiary has taken all commercially reasonable steps to protect its rights in Confidential Information and trade secrets of the Company or the applicable Subsidiary or provided by any other Person to the Company or the applicable Subsidiary subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and each Subsidiary has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention assignment agreements substantially in the form set forth in SCHEDULE 7, PART 5, and all current and former employees, consultants and independent contractors of the Company and each Subsidiary have executed such an agreement and copies of all such agreements have been provided to the Purchaser or made available to the Purchaser for review.

12.17.	No Company Intellectual Property or product, technology or service of the Company or any Subsidiary is subject to any Order, Judgment or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or any Subsidiary or that may affect the validity, use or enforceability of such Company Intellectual Property.

12.18.	No (i) product, technology, service or publication of the Company or any Subsidiary, (ii) material published or distributed by the Company or any Subsidiary or (iii) conduct or statement of the Company or any Subsidiary, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

12.19.	Except as expressly set forth herein, neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in the Company or any Subsidiary granting any rights or licenses with respect to the Company Intellectual Property used by the Company or any Subsidiary in its business to any Person pursuant to any Contract to which the Company or any Subsidiary is a party.

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12.20.	SCHEDULE 7, PART 6 sets forth a list of (i) all Software and all other Intellectual Property which the Company or any Subsidiary has licensed from any third party which is used by the Company or any Subsidiary in its products or otherwise in the business (other than off-the-shelf software) and (ii) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company or any Subsidiary. The Company and each Subsidiary has all rights necessary to the use of such software, “freeware” and “shareware.”

12.21.	The products of the Company and each Subsidiary comply with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company or the applicable Subsidiary. There are no outstanding Claims (or facts known to the Company or any Subsidiary that are likely to lead to a Claim) for breach of warranties by the Company or any Subsidiary in connection with the foregoing.

12.22.	The Company and each Subsidiary has taken all necessary steps to protect and preserve ownership of Company Intellectual Property. The Company and each Subsidiary has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property.

12.23.	The Company has delivered to the Purchaser correct and complete copies of all Company Registered Intellectual Property and Company Intellectual Property and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) thereof by the Company or the applicable Subsidiary.

12.24.	The Company and each Subsidiary is in compliance with any and all security standards and disaster recovery plans maintained by the Company or the applicable Subsidiary designed to protect the information technology of the Company or the applicable Subsidiary.

12.25.	To the Company’s knowledge, there are no new products, inventions, procedures or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any process, product, technology or service of the Company or any Subsidiary.

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13.	AGREEMENTS AND ARRANGEMENTS

13.1.	There are no powers of attorney given by the Company which remain in force other than powers of attorney contained in facility letters, debentures and charges created in favour of the Company’s bankers and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

13.2.	The Company is not party to or bound by and no asset of the Company is affected by:-

13.2.1.	any contract of guarantee, indemnity or suretyship;

13.2.2.	any contract for services (other than contracts in the normal course of business or for the supply of electricity or normal office services);

13.2.3.	any agreement or arrangement which may be terminated as a result of any change in the control management or Vendors of the Company;

13.2.4.	any material, long term, unusual or onerous contract, agreement, commitment, obligation or arrangement;

13.2.5.	any contract made otherwise than in the ordinary and usual course of business of the Company;

13.2.6.	any agreement or arrangement which involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which would represent in excess of 10% of the turnover of the Company by reference to the Accounts;

13.2.7.	any agreement or arrangement which in any way restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit:

13.2.8.	any agreement or arrangement otherwise than by way of bargain at arm’s length;

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13.2.9.	any sale or purchase option or similar contract or arrangement affecting any asset owned or used by the Company or by which the Company is bound;

13.2.10.	any contract which cannot readily be fulfilled or performed by the Company on time or without undue or unusual expenditure of money or effort;

13.2.11.	any agreement or arrangement whereby the Company is, or has agreed to become, a party to any exclusive manufacturing, production, supply, distribution, agency or trading rights or obligations; or

13.2.12.	any agreement or arrangement which involves or is likely to involve an aggregate expenditure by the Company in excess of €5,000.

13.3.	The Company is not a party to any contract which, by reason of the sale of the Shares or any provision of this Agreement, gives any other contracting party the right to terminate the contract or to be relieved of any obligation or create or increase any obligation on the Company (whether to make payment or otherwise) to any person.

13.4.	No person with whom the Company has entered into any agreement or arrangement is in default thereunder being a default, which would have an adverse effect on the financial or trading position or prospects of the Company and there are no circumstances likely to give rise to any such default.

13.5.	All terms and conditions of the Enterprise Ireland Letters have been complied with by the Company in full.

14.	COMPETITION LAW

The Company has not:-

14.1.	been party to or engaged in or the subject of any agreements, decisions, concerted practices, or activities which are prohibited or void or in breach of the Competition Act, 2002; the Restrictive Practices Acts 1972 to 1987, the Mergers, Take-overs and Monopolies (Control) Act, 1978; Articles 81 and 82 of the EC Treaty, or any other competition or anti-trust laws in any jurisdiction;

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14.2.	made any notification to the Competition Authority requesting the grant of a licence or the issue of a certificate in respect of any agreements, decisions, or concerted practices or made any other submission or application to the Competition Authority pursuant to or in connection with the Competition Act, 2002;

14.3.	committed any abuse, either alone or jointly with any other undertaking, of a dominant position within the whole or a substantial part of the European Union or the whole or a substantial part of Ireland;

14.4.	received state aid contrary to Articles 86 and 87 of the EC Treaty; or

14.5.	been the subject of any investigation or enquiry by the Competition Authority, the European Commission or any other competition or anti-trust authority in any jurisdiction.

15.	ASSETS

15.1.	The assets included in the Accounts or acquired since the Accounts Date other than trading stock subsequently disposed of in the ordinary and usual course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof are fully and accurately disclosed in the Disclosure Letter and all assets used by the Company:-

15.1.1.	are legally and beneficially owned by the Company free from any Encumbrance or any agreement or commitment to give or create, or any claim by any person to be entitled to any, Encumbrance;

15.1.2.	are not the subject to any agreement for lease, hire, hire purchase, conditional purchase or sale on deferred terms save as disclosed in the Accounts;

15.1.3.	are in the possession and under the control of the Company;

15.1.4.	comprise all the assets necessary to enable the Company to carry on its business fully and effectively in the ordinary course.

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15.2.	The plant, machinery, apparatus, implements, computers (including hardware and any software or related systems), vehicles and other chattels and equipment used in connection with the business of the Company:-

15.2.1.	are in a good and proper state of repair and condition and satisfactory working order and have been regularly and properly maintained;

15.2.2.	are all capable and (subject to normal wear and tear) will remain capable throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Company (in accordance with generally acceptable accountancy principles consistently applied prior to the date hereof) of doing the works for which they were designed or acquired; and

15.2.3.	are not expected to require replacements or additions at an aggregate cost in excess of €5,000 within a period of twelve months immediately after Completion;

15.3.	The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

15.4.	The stock-in-trade of the Company is not excessive and is adequate in relation to the current trading requirements of the business of the Company, and none of the stock is obsolete, slow moving, unusable, unmarketable or inappropriate or of limited value in relation to the current business of the Company.

15.5.	All debtors, accounts receivable and notes receivable of the Company reflected on the Recent Balance Sheet and all debtors, accounts receivable and notes receivable of the Company that have arisen since the date of the Recent Balance Sheet:

15.5.1.	Arose out of arm’s length transactions made in the ordinary course of business;

15.5.2.	Are valid and legally obligations of the parties obligated to pay such amounts;

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15.5.3.	Are collectable within reasonable periods and in the ordinary course of business without the necessity of commencing Litigation.

15.5.4.	Are not subject to any counterclaim or set off; and

15.5.5.	Are not in dispute. An aged schedule of debtors, accounts receivable and notes receivable of the Company as of the 28th February 2014 is contained in SCHEDULE 7, PART 7.

15.6.	Assets and Services Necessary to Business. Except for assets sold by the Company or any Subsidiary in the ordinary course of business consistent with past practice, the Company and the Subsidiaries have all property, assets and rights, tangible and intangible (including Intellectual Property rights), that the Company and the Subsidiaries used, held for use or acquired for use in the operations of their respective businesses during the six (6) month period immediately preceding the date hereof, and the property, assets and rights of the Company and the Subsidiaries will comprise all property, assets and rights, tangible and intangible (including Intellectual Property rights), that the Company and the Subsidiaries used, held for use or acquired for use in the operations of their respective Business from the date hereof until and after Completion. Such property, assets and rights include all of the property, assets and rights, tangible and intangible (including Intellectual Property rights), necessary to permit the Company and the Subsidiaries to carry on their respective Business as conducted during the twelve (12) month period preceding the Completion.

16.	EMPLOYEES

16.1.	The particulars shown in Schedule 2 are true and complete and no person not named therein as such is a Director or shadow director of the Company.

16.2.	The particulars shown in the schedule of employees contained in SCHEDULE 7, PART 8 and annexed to the Disclosure Letter show all employees of the Company at the date of this Agreement and all remuneration payable and other benefits and privilege provided or which the Company is bound to provide to each officer and employee of the Company and are true and complete and accurate in all material respects.

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16.3.	There is not outstanding any contract of service between the Company and any of its directors, officers or employees which is not terminable without compensation (other than any compensation payable by statute) on six months’ notice, or less.

16.4.	No officer or employee of the Company is entitled to any remuneration, loan, commission or other emoluments of whatsoever nature calculated by reference to the profits or sales of the Company and the Company is not party to or bound by any share option, profit sharing, bonus or commission scheme in respect of any of its officers or employees.

16.5.	Save as provided or allowed for in the Accounts:-

16.5.1.	no liability has been incurred by the Company for breach of any contract of service or for services, redundancy payments, compensation for wrongful or unfair dismissal or breach of any statute, or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

16.5.2.	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or for the supply of services of any present or former director, employee or supplier of services.

16.6.	Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Minister for Enterprise Trade and Employment, or started consultations with any trade union, under Part II of the Protection of Employment Act, 1977 or Regulation 8 of the European Communities (Safeguarding of Employees’ Rights on the Transfer of Undertakings) Regulations, 2003.

16.7.	The Company has complied in all material respects with all:-

16.7.1.	legal obligations;

16.7.2.	codes of conduct or practice; and

16.7.3.	collective agreements, customs and practices

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relevant to employees who are members of a trade union, and has maintained current, adequate and suitable records regarding services of its employees.

16.8.	The Company has complied with all recommendations made by Industrial Relations Officers of the Labour Relations Commission, by Equality Officers or by the Labour Court.

16.9.	The Company is not involved in any material industrial or trade dispute, or negotiation regarding a claim, with any trade union or other group or organisation representing employees, and there are no facts known, or which would, on reasonable enquiry be known, to the Warrantor which might indicate that there might.

16.10.	No employee shall become entitled to any bonus, payment or additional remuneration of any description as a consequence of the consummation of any of the transactions provided for in this Agreement.

17.	PENSIONS

17.1.	The Disclosure Letter contains a complete and accurate list and summary description of all existing pension and death benefit schemes (the “Pension Schemes”) of the Company.

17.2.	With the exception of the Pension Schemes, there are not in existence nor has any proposal been announced or commitment given to establish any retirement, death or disability benefit scheme for officers or employees (or any dependant of any of them) of the Company nor is the Company under any obligation (whether legally binding or established by custom) to or in respect of any present or former officers or employees (or any dependant of any of them) of the Company with regard to retirement, death or disability benefits pursuant to which the Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any present or former officer or employee (or any dependant of any of them) of the Company.

17.3.	The Pension Schemes are exempt approved schemes within the meaning of s.772 and s.774 TCA and the Warrantor is not aware of any reason why such approval might be withdrawn.

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17.4.	A true copy of the latest actuarial valuation of each of the Pension Schemes which is a defined benefit scheme has been disclosed in the Disclosure Letter and the actuary who signed these valuations is the present actuary to the Pension Schemes. There has been disclosed in the Disclosure Letter the basis on which the Company contributes to the Pension Schemes and the Company has, since the date of the last actuarial valuation of the Pension Schemes, continued to contribute to the Pension Schemes on such basis.

17.5.	On the basis of the actuarial methods and assumptions used in the latest actuarial valuation of each of the Pension Schemes which is a defined benefit scheme, the assets of the Pension Scheme will at the date of this Agreement be sufficient to fund the benefits in payment and those prospectively and contingently payable under the Pension Scheme in respect of pensionable service credited or completed up to Completion making allowance on the basis provided in the latest actuarial valuation for projected future increases in salaries.

17.6.	All contributions and expenses due under the Pension Schemes in respect of the period up to the date of this Agreement have been paid and applied in accordance with the provisions of the relevant Pension Scheme.

17.7.	The Pension Schemes have been duly administered in accordance with all applicable laws, regulations and requirements (including Revenue and trust requirements).

17.8.	All employees eligible for admission to membership of the Pension Schemes have been admitted to membership as of the date on which they became eligible (or declined membership when offered).

17.9.	All death in service benefits are fully insured at normal rates.

17.10.	There is no practice of granting discretionary pension increases under the Pension Schemes.

18.	SAFETY IN INDUSTRY

18.1.	The Company has duly discharged its duties and performed its obligations under, and in compliance with, the Safety in Industry Acts, 1955 and 1980 (the “SAIS”) and under the Safety, Health and Welfare at Work Acts, 1989 and 2005 (the “SHW Act”) and all regulations, directions, notices and orders made or served thereunder and has complied with any relevant code of practice issued by the National Authority for Occupational Safety and Health established pursuant to the SHW Act.

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18.2.	Neither the Company nor any of the Properties is subject to any investigation or inquiry pursuant to the SAIS or the SHW Act and no direction, notice or other has been served on the Company or any of the Properties pursuant to the SAIS or the SHW Act and no application has been made to court under the SAIS or the SHW Act for an order restricting or prohibiting the use of any of the Properties or any part thereof, nor is any prosecution threatened or pending in respect of any possible breach of the SAIS or the SHW Act or related regulations.

19.	ENVIRONMENT

19.1.	The Company and each of its operations and properties is, and has at all times been, in compliance with all applicable Environmental Laws (as hereinafter defined) and has obtained all requisite Environmental Licences (as hereinafter defined) and is, and has at all times been, in compliance with all such Environmental Licences and there are no circumstances which may give rise to the amendment, suspension, cancellation, revocation or non-renewal of any such Environmental Licences or which may lead to the imposition of any onerous or unusual conditions in respect of any such Environmental Licences whether upon renewal thereof or otherwise.

19.2.	Neither the Company nor any of its present or past operations or properties is or has been the subject of any outstanding or anticipated investigation, inquiry, dispute, claim, demand, action, suit, proceeding, litigation, notice, order, judgment, ruling, decree, citation, prosecution or award of whatever nature in relation to any Environmental Release (as hereinafter defined) or any Environmental Laws or Environmental Licences and there are no circumstances which may give rise to any of the foregoing.

19.3.	The Company has not been negligent and has not created a nuisance in the maintenance or conduct of its operations or properties relative to the Environment (as hereinafter defined).

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19.4.	The Company has not caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by the Company.

19.5.	For the purposes of this Warranty the following words and expressions shall have the following meanings:-

19.5.1.	“Environment” shall mean without limitation (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, drains, servers, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, aquifers, river sediment, marshes, wet lands, flora and fauna.

19.5.2.	“Contaminant” shall mean any material, substance, chemical, gas, solid, liquid, waste, effluent, polluting matter, noise or contaminant which is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any person.

19.5.3.	“Environmental Release” shall mean the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Contaminant into the Environment.

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19.5.4.	“Environmental Laws” shall mean (a) the common law and (b) all laws, by-laws, statutes, regulations, rules, orders, instruments, decrees, directives, decisions, injunctions, rulings and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency whether of Ireland, the European Union or elsewhere and all approved codes of practice relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labelling, handling, transportation, distribution, recycling, release, disposal, removal, remediation, abatement or clean-up of any Contaminant, including (without prejudice to the generality of the foregoing) the provisions of the Public Health (Ireland) Act, 1878, the Local Government (Water Pollution) Acts 1977-1990, the Water Services Acts 2007-2012, the Dangerous Substances Acts, 1972-1979 the Fisheries (Consolidation) Acts, 1959 - 2003, the Wildlife Acts, 1976 and 2000, the Air Pollution Acts, 1987-2011, the Litter Pollution Acts, 1997 - 2001, the Waste Management Acts, 1996 - 2011, the European Communities (Environmental Impact Assessment) Regulations 1989 - 1999 and the Planning Acts, the Environmental Protection Agency Act, 1992, the Protection of the Environment Act 2003, the Environmental (Miscellaneous Provisions) Act, 2011 and any and all regulations, including the European Communities (Environmental Liability) Regulations 2008-2011 (Environmental Liability Regulations), COMAH, European Communities (Control of Major Accident Hazards Involving Dangerous Substances) Regulations 2000-2006, orders and notices made or served thereunder or pursuant thereto.

19.5.5.	“Environmental Licence” shall mean any permit, licence, approval, consent or authorisation required by or issued pursuant to any applicable Environmental Laws.

20.	PROPERTIES

20.1.	The Properties comprises all the lands and buildings owned, occupied or used by the Company or in which the Company has any interest and Schedule 5 contains full and accurate particulars of the title of the Company thereto and the description of the Properties contained in SCHEDULE 5 is a sufficiently accurate and complete description of such Properties for the purpose of an assurance mortgage or charge of the whole thereof.

21.	POSSESSION AND ENJOYMENT

21.1.	The Company is entitled to and is in possession and exclusive occupation of the Properties and no person other than the Company is entitled to or is in possession or occupation or has any interest of whatever nature howsoever arising in the Properties or any part thereof and none of the Properties or any part thereof is affected by or the subject of any lease, tenancy, licence, agreement or arrangement relating to the occupation or user thereof by any person other than the Company.

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21.2.	There is appurtenant to the Properties all rights, easements and facilities necessary for their present use and continued enjoyment and no person is entitled or has threatened to terminate, curtail or interrupt any such rights, easements or facilities.

22.	PLANNING

As far as the Warrantor is aware, each “Development” (within the meaning of the Planning Acts), carried out to or on or otherwise affecting the Properties or any part thereof complies in all respects with the Planning Acts and all regulations made thereunder and with all applicable bye-laws and building regulations and other relevant legislation and regulations and all permissions and consents required thereunder have been duly obtained and are in full force and effect and all conditions attaching thereto have been fully complied with and promptly performed and no such permission or consent is temporary or personal and there are no circumstances which may lead to the withdrawal or revocation of any such permission or consent.

23.	NOTICES AND ORDERS & MATTERS AFFECTING THE PROPERTY

23.1.	As far as the Warrantor is aware there is no threatened or outstanding notice, order or certificate (whether issued under or pursuant to any statute or regulation or otherwise howsoever arising) in relation to or affecting any of the Properties or any part thereof (including, without prejudice to the generality of the foregoing, any Completion order, demolition order, clearance order, special amenity order, preservation order, conservation order, enforcement notice, derelict site notice, improvement notice, or prohibition notice), and to the best of the information, knowledge and belief of the Warrantor there are no circumstances which may give rise to any such notice, order or certificate.

23.2.	As far as the Warrantor is aware none of the Properties or any part thereof, nor the Company as owner or occupier thereof, is affected by nor, to the best of the information, knowledge and belief of the Warrantor, is any of the Properties or any part thereof likely to be affected by, any of the following matters:-

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23.2.1.	any exception, reservation, stipulation, restriction, burden, inhibition, covenant, obligation, condition, easement, quasi-easement, profit-a-prendre, licence, wayleave, right or privilege of whatever nature howsoever arising which is of an unusual or onerous nature or which conflicts with or adversely affects or may conflict with or adversely affect the present use of any of the Properties or any part thereof or which adversely affects or may adversely affect the title to or value of any of the Properties or any part thereof and there is no agreement or commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing;

23.2.2.	any outstanding or threatened dispute, claim, demand or litigation or arbitration proceedings.

24.	COVENANTS AND OBLIGATIONS

24.1.	All covenants, obligations, conditions, agreements and restrictions of the Company of whatever nature howsoever arising affecting any of the Properties have been duly performed and observed and the Company has not received notice of any outstanding or alleged breach or failure to perform any such covenant, obligation, condition, agreement or restriction, and to the best of the information, knowledge and belief of the Warrantor, there are no circumstances which may lead to any such notice being served.

24.2.	All outgoings of whatever nature in respect of the Properties have been paid in full on the due dates for payment thereof.

25.	CONDITION AND REPAIR OF THE PROPERTIES

25.1.	All buildings and other structures on or under the Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used and no substance or material which is deleterious defective or a risk to health or safety has been used in the construction of, or in any alterations or additions to, any buildings or structures on or under the Properties and no method of construction not in accordance with currently accepted good building practice was used in the construction of, or in any alterations or additions to, any of the buildings or structures on or under any of the Properties.

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25.2.	None of the Properties is subject or susceptible to flooding or subsidence.

25.3.	No Contaminants (as defined in Warranty 19) are stored or contained on or under any of the Properties whether in storage tanks, landfills, pits, ponds, lagoons or otherwise.

26.	ACCESS AND SERVICES

26.1.	The means of access to and egress from the Properties are over roads which have been adopted by the local authority and are maintainable at public expense.

26.2.	The Properties are served by drainage, water and electricity services and all other necessary utilities, all of which are connected to the mains by media located entirely on, in or under the Properties or by media elsewhere in respect of the use of which the Company and those deriving title under it to the Properties have a permanent easement free from any onerous or unusual conditions and the passage and provision of those services is uninterrupted and no interruption of such a passage or provision is imminent or likely and the Company has a full and uninterrupted right to enter on any adjoining lands and premises for the purposes of repairing and maintaining all pipes, sewers, wires, cables, conduits and other conducting media serving each of the Properties.

27.	STATUTORY OBLIGATIONS

27.1.	The Company has complied in all material respects with all applicable laws (including common law) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, notices, certificates and judgments of any government, local government, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the Properties.

27.2.	No building or structure upon any of the Properties is a “multi-storey building” within the meaning of the Local Government (Multi-Storey Buildings) Act, 1988.

27.3.	None of the Properties is affected by s.29 CA,1990.

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27.4.	There are no transactions on title to any of the Properties which are affected by the provisions of the Mergers, Take-overs and Monopolies (Control) Act, 1978 and/or the Competition Act, 2002.

27.5.	None of the Properties or any part thereof comprises a “derelict site” within the meaning of the Derelict Sites Act, 1990 and the Company has not received any notice of any proposal to register any of the Properties or any part thereof on the derelict sites register.

28.	NO OTHER ADVERSE MATTERS

There are no matters which materially and adversely affect the title of the Company to any of the Properties or the value of any of the Properties or the continued use and enjoyment thereof.

29.	PROPERTIES HELD UNDER A LEASE

In the case of Properties held by the Company under a lease:-

29.1.	there are no unusual or onerous provisions in the lease affecting the marketability of the Company’s title to the property demised by the lease, its existing or any intended development or its use for any purpose or otherwise adverse to the interest of the Company;

29.2.	except for normal forfeiture provisions, the lease does not include express provisions whereby either the landlord or the tenant may terminate the lease prematurely;

29.3.	there are no rent reviews currently under negotiation or the subject of reference to either an expert, an arbitrator or the Courts

30.	LICENCES AND COMPLIANCE

30.1.	All necessary licences, consents, permits and authorities (public and private) have been obtained by or on behalf of the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits and authorities are valid and subsisting and the Warrantor knows of no reason why any of them should be suspended, cancelled or revoked or not renewed on the same or substantially similar terms.

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30.2.	The Company has complied in all material respects with all applicable laws (including common law), and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, directives, notices, certificates and judgments of any government, local government, supranational, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the assets or business of the Company.

31.	STAMPING

All title deeds and agreements to which the Company is a party and other documents (including stock transfer forms) owned by or which ought to be in the possession of the Company are in its possession and are properly stamped.

32.	COMPANIES ACTS

32.1.	Investigations

32.1.1.	No application has been made pursuant to s.7 or s.8 CA,1990 (the “Act”) for the appointment of an inspector to investigate the affairs of the Company and no such application is threatened or anticipated.

32.1.2.	The Company is not the subject of or adversely affected by any court order made pursuant to s.12 of the Act, or otherwise the subject of or adversely affected by any proceedings instituted by or against any person as a result of any investigation of any company’s affairs under the Act.

32.1.3.	The Company is not identified or referred to in any inspector’s report made pursuant to s.11 of the Act.

32.1.4.	No inspector has been appointed by the Minister for Enterprise, Trade and Employment (the “Minister”) under s.14 of the Act, to investigate the ownership of the Company and no person has been required pursuant to s.15 of the Act, to give the Minister any information as to the ownership of the Company.

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32.1.5.	No shares in or debentures of the Company are subject to or have been issued in contravention of any restriction under s.16 of the Act, and the Company is not legally or beneficially interested in any shares in or debentures of any company which are the subject of any restriction under s.16 of the Act.

32.1.6.	No directions have been given to the Company under or pursuant to s.19 of the Act in relation to the production of documents.

32.2.	Disclosure of Interests in Shares

Each Vendor of the Company who is, or has at any time been required to notify the Company of its interests in any shares in or debentures of the Company pursuant to s.53 CA, 1990 has duly complied with its obligations under Part IV Chapter 1 CA, 1990.

32.3.	The Company and its officers have carried on its business in accordance with the Company Law Enforcement Act, 2001 and there are no circumstances which might give rise to any notice, inquiry, investigation or proceedings by the Office of the Director of Corporate Enforcement against the Company or its officers and no such action has been taken against the Company or its officers to date.

33.	GRANTS

The Company is a party to the Enterprise Ireland letters and has complied in all respects with the terms and conditions thereof.

34.	DEFAULT

The Company is not in breach of any agreement or in default under any contractual or statutory obligation whatsoever which adversely affect or may adversely affect the trading or financial position or prosperity of the Company.

35.	SUPPLIERS AND CUSTOMERS

35.1.	No substantial customer or supplier of the Company has during the twelve months preceding the date of this Agreement ceased or indicated an intention to cease trading with or supplying the Company or is likely to reduce substantially its trading with or supply to the Company and so far as the Warrantor is aware the attitude or actions of customers, suppliers and employees with regard to the Company will not be prejudicially affected by the execution or completion of this Agreement.

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35.2.	The Company has not within two years prior to the date hereof been and is not in prospect of being materially and adversely affected by the loss of any important customer or supplier or by any abnormal fact or relation to a customer or supplier or by any disputed matter which would affect the relationship of it with any of its customers or suppliers.

35.3.	SCHEDULE 7, PART 9 contains a correct and complete list of the twenty (20) largest customers of the Company for each of the two (2) most recent fiscal years and for the period from the completion of the most recent fiscal year through January 31, 2014 (determined on the basis of the total Euro amount of net sales) showing the total Euro amount of net sales to each such customer during each such time period and the outstanding unpaid account balances for such customers as of January 31, 2014. The Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers described in SCHEDULE 7, PART 9 will not continue to be customers of the Company or the applicable Subsidiary after the Completion at substantially the same level of purchases as heretofore. No such customer is threatened with insolvency.

35.4.	SCHEDULE 7, PART 10 contains a correct and complete list of (i) the ten (10) largest suppliers to the Company for each of the two (2) most recent fiscal years and for the period from the completion of the most recent fiscal year through January 31, 2014 (determined on the basis of the total Euro amount of purchases) showing the total Euro amount of purchases from each such supplier during each such time period. The Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers will not continue to be suppliers to the Company or the applicable Subsidiary after the Completion and will not continue to supply the Company or the applicable Subsidiary with substantially the same quantity and quality of goods and services at competitive prices.

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35.5.	SCHEDULE 7, PART 11 contains (i) a correct and complete list by product line of all sales representatives, dealers, distributors and franchisees of the Company and other third parties performing similar functions for the Company, (ii) representative copies of all such sales representative, dealer, distributor, franchise and other applicable Contracts and policy statements and (iii) a description of all material modifications or exceptions to such Contracts and policy statements. The Company has no Contract with any such sales representative, dealer, distributor, franchisee or other third party that is not cancellable by the Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature of kind whatsoever. The Company has paid all commissions and other amounts due to each such sales representative, dealer, distributor, franchisee and other third party. The Company has not terminated its engagement or other relationship with any such sales representative, dealer, distributor, franchisee or other third party in the previous three (3) years.

35.6.

35.6.1.	SCHEDULE 7, PART 12 sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company and its Subsidiaries in respect of any of the products and services of the Company or its Subsidiaries, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or threatened dispute. True and correct copies of the Warranty Obligations have been made available to the Purchaser prior to the execution of this Agreement.

35.6.2.	Except as may be disclosed in the Disclosure Letter, (i) there have not been any deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company or any Subsidiary is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheets included in the Accounts reflect reasonable reserves for Warranty Obligations. All products manufactured or designed by the Company and the Subsidiaries, and all products licensed, leased, rented or sold by the Company or the Subsidiaries to other Persons, (A) are free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

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35.7.	No Affiliate of the Company or any Subsidiary has any direct or indirect interest in or other business relationship or arrangement with (i) any person or entity that does business with the Company or any Subsidiary in connection with the operation of, or is competitive with, the business of the Company or any Subsidiary or (ii) any property, asset or right that is used by the Company.

36.	FACTORIES ACT, ETC.

The Company is not in default in respect of any of its duties or obligations imposed upon it by the Factories Act, 1955, the Office Premises Act, 1958, the Mines and Quarries Act, 1965, or the Dangerous Substances Acts, 1972 to 1979, or the Safety, Health and Welfare at Work Act, 1989 and the Health, Safety and Welfare Act 2005 or any regulations or statutory instruments relative thereto.

37.	TAXATION

37.1.	General and Corporation Tax

37.1.1.	All Taxation for which the Company is liable as a result of any act or omission prior to the date of this Agreement will if and insofar as such Taxation or other sums ought to be paid prior to or on Completion have been paid at or before the date of this Agreement.

37.1.2.	The Company has within the prescribed time periods duly and properly made all returns and given or delivered to the Revenue Commissioners and all other relevant fiscal or revenue authorities all notices, accounts and information required for the purpose of assessing its liability to Taxation and all such returns, notices, accounts and information are complete and correct in all material respects and not misleading and the Company is not and has not been involved in any dispute with the Revenue Commissioners or any other relevant fiscal or revenue authority in relation to any matter concerning its liability or potential liability to Taxation and the Warrantor is not aware of any matter or circumstance which may lead to any such dispute and there is no appeal by the Company pending against any assessment to Taxation.

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37.1.3.	The Company is resident in the Republic of Ireland for the purposes of Taxation and has not been at any time resident in any jurisdiction other than the Republic of Ireland for Taxation purposes nor has it been at any time managed or controlled in or from any country other than the Republic of Ireland and the Company has not at any time carried on any trade in any other country and the Company does not have any permanent establishment outside of the Republic of Ireland.

37.1.4.	The Company has sufficient and proper records relating to past events, including any claims or elections made to calculate all Taxation liabilities and reliefs.

37.1.5.	There is no appeal by the Company pending against any assessment to Taxation and the Company is not in default of payment of any Taxation within the period prescribed for payment thereof.

37.1.6.	No act or transaction has been effected in consequence of which the Company is or may become liable for any Taxation primarily chargeable against any other person, including any other company.

37.1.7.	The Company has not entered into any financing or leasing agreement in which or in connection with which it has indemnified any other person against any claim, loss or other liability arising from any change in Taxation legislation or in the interpretation of Taxation legislation.

37.1.8.	On a sale of any machinery and plant at the value thereof shown in the Accounts no balancing charge will be incurred.

37.1.9.	There are set out in the Disclosure Letter full particulars of all differences between the accounting and Taxation treatments of all items in the Accounts and the audited accounts of the Company for each of its three preceding financial years.

37.1.10.	The Company has not repaid or redeemed any of its share capital, or agreed to repay or redeem any part thereof.

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37.1.11.	Any machinery or plant provided for use for the purposes of the trade of the Company since 1 April 1990 is used wholly and exclusively for the purposes of the trade of the Company.

37.1.12.	The Company has never claimed relief under Part 14 TCA manufacturing relief and the existing operations of the Company will continue not to qualify for the relief and there is no dispute with the Inspector of Taxes with regard to this relief.

37.1.13.	The utilisation of losses incurred by the Company is not restricted by s.456 TCA.

37.1.14.	The Company has not made any payment to or provided any benefit for any officer or employee of the Company that is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

37.1.15.	As at the Accounts Date:-

37.1.15.1.	the Company has not made a surrender under s.166 TCA surrender of advance corporation tax; and

37.1.15.2.	the Company is not affected by the provisions of s.167 TCA carrying forward of advance corporation tax where change in ownership of company.

37.1.16.	The Company has not:-

37.1.16.1.	capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so; or

37.1.16.2.	provided capital to any company on terms whereby the company so capitalised has in consideration thereof issued shares, loan stock or other securities where the terms or any such capitalisation were otherwise than by way of a bargain made at arm’s length or where the shares, loan stock or other securities acquired are shown in the Accounts at a value in excess of its market value at the time of acquisition.

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37.1.17.	No transaction has been effected by the Company in respect of which any consent or clearance of the Revenue Commissioners or any other relevant fiscal or revenue authority was required and which consent or clearance (as the case may be) was not obtained.

37.1.18.	All tax of the Company attributable to the period ending on Completion or included in a correct or and complete liability accrual on the Final Completion Balance Sheet (whether or not such tax is disputed) will be paid prior to Completion.

37.1.19.	The Company has paid, to the extent required by any Governmental Entity all of its estimated Tax for all periods for which a final Tax Return is not yet due.

37.1.20.	The Company has duly withheld and paid all tax that it is required to withhold and pay in connection with amounts paid and owing to any employee, independent contractor, creditor, Vendor or any third party of the Company.

37.2.	PAYE/PRSI

37.2.1.	The Company has properly operated the PAYE system of deduction of and accounting to the Revenue Commissioners for Taxation chargeable on the remuneration of its employees and has properly operated the Pay Related Social Insurance system and has accounted to the Revenue Commissioners for all deductions made thereunder or provided in full for same in the Accounts.

37.2.2.	The Company has complied in all respects with the Social Welfare Consolidation Act 1993, the Health Contribution Act 1979, Youth Employment Agency Act 1981, and any Regulations made under any such Acts and has maintained full complete, correct and up to date records for the purposes thereof and has not committed any offence under Part VI, Chapter 4 of the Social Welfare Consolidation Act, 1993 and is not liable for any abnormal or non-routine payment or any forfeiture or penalty or for the operation of any penal provisions due to non-compliance with the said Act and/or Regulations.

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37.3.	Close Company

37.3.1.	The Company is not and has not at any time been a close company within the meaning of the TCA.

37.3.2.	The Company has not since the Accounts Date made or paid any dividend or other distribution (other than those for which full reserve or provision was made in the Accounts) or any such loan or advance as is referred to in s.438 TCA.

37.3.3.	The Company has never incurred any expense or paid any amount in consequence of which the Company has been or could be treated under s.436 or s.437 TCA as having made a distribution treatment of expenses as dividends.

37.3.4.	There has not been in respect of any accounting period any excess of distributable investment and estate income within the meaning of s.434 TCA surcharge on investment income.

37.4.	Group Relief

37.4.1.	The Company has not surrendered any amount by way of group relief under the provisions of s.411 to s.424 TCA.

37.4.2.	The Company has not and will not at any time hereafter in respect of any period up to the date of this Agreement become liable to make a subvention payment or any other payment for an amount surrendered by any other company under or in connection with the provisions of s. 411 TCA.

37.5.	Chargeable Gains

37.5.1.	No allowable loss which has arisen or which may hereafter arise in respect of any period prior to the date of this Agreement on the disposal by the Company of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of the application of s.621 transactions in a group or s.622 dividend stripping TCA.

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37.5.2.	The Company has not made any claim for “roll-over relief” under s.597, s.600A or s.605 TCA.

37.5.3.	The book value of each of the capital assets of the Company in or adopted for the purpose of the Accounts does not exceed the base cost thereof for the purpose of calculating liability to capital gains tax or corporation tax on chargeable gains on a disposal thereof by the Company.

37.5.4.	Where fixed assets have been stated in the accounts in excess of their cost any potential liability to Taxation on chargeable gains that would accrue on the sale of these assets at their values stated are either fully provided for or disclosed by way of note in the Accounts.

37.5.5.	The Company has not made any transfer as is referred to in s.589 TCA or received any asset by way of gift as mentioned in s.978 TCA.

37.5.6.	The Company is not, and has at no time been, a member of a group of companies within the meaning of s.616 TCA.

37.5.7.	The Company has not made any claims under s.538(2) TCA capital losses allowed where no sale.

37.5.8.	The Company has not acquired any assets other than trading stock from any company that at the time of the acquisition was a member of the same group (as defined in s.616 TCA).

37.5.9.	The Company has not been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in s.584 TCA or s.615 TCA under which shares or debentures have been issued or any transfer of assets effected.

37.5.10.	The Company has not acquired or disposed of any asset or entered into any transaction that was not a bargain at arm’s length.

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37.6.	VAT

37.6.1.	The Company is a registered and taxable person for the purposes of the VAT Acts and has complied in all respects with such legislation and all regulations made or notices issued thereunder and has maintained full, complete, correct and up to date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

37.6.2.	No arrangement exists or has existed whereby pursuant to s.8(8) VAT Acts, and Regulation 5 Value Added Tax Regulation 1979 (as amended) the business activities of the Company are or were deemed to be carried on by any other person or the business activities of any other person are or were deemed to be carried on by the Company membership of a group for VAT purposes.

37.6.3.	The Company has not been required by appropriate fiscal authorities to give security under the VAT Acts.

37.6.4.	The Company does not engage in the letting of immovable property.

37.6.5.	The Company does not make any supplies which are exempt for value added tax purposes.

37.6.6.	The Company has not availed of the procedures in s.19(3)(aa) VAT Acts whereby a trader may account and make returns for value added tax purposes other than after each two monthly taxable period.

37.7.	Stamp Duty

37.7.1.	No relief or exemption or reduction has been obtained from companies capital duty under s.119 SDCA reconstruction or amalgamation or from stamp duty under s.79 SDCA associated company relief or s.80 SDCA relief from capital and stamp duty in certain cases.

37.7.2.	The Company has duly complied with and has no liability under s.2 SDCA. All instruments in the possession and under the control of the Company that attract stamp duty have been properly stamped.

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38.	AUTHORITY

38.1.	The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company or any Vendor pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorised by the Company and its Vendors (including the Vendor in their personal capacities).

38.2.	No other or further act or proceeding on the part of the Company or the Vendor (including the Vendor in their personal capacities) is necessary to authorise this Agreement or the other documents and instruments to be executed and delivered by the Company or the Vendor pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

38.3.	The Company and the Vendor have delivered to the Purchaser correct and complete copies of all consents, resolutions, approvals and other documents necessary to duly authorise the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company or any Vendor pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

38.4.	This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company or any Vendor pursuant hereto will constitute, valid and binding agreements of the Company and/or the Vendor(s), as the case may be, enforceable in accordance with their respective terms.

38.5.	Neither the execution and delivery of this agreement or the other documents and instruments to be executed and delivered by the Company or any Vendor pursuant hereto nor the consummation by the Company or any Vendor of the transactions contemplated hereby and thereby (a) will violate any Laws or Orders of any Governmental Entities, (b) will require any authorisation, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the Shares or any of the assets, of the Company or any Subsidiary under, any term or provision of the Memorandum and Articles of Association or similar organisational documents of the Company or any Subsidiary (or of any Vendor that is a corporation, limited liability company or other entity) or of any contract or restriction of any kind or character to which the Company, any Subsidiary or any Vendor is a party or by which the Company, any Subsidiary or any Vendor or any of their respective assets or properties may be bound or affected.

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39.	DATA PROTECTION ACTS

39.1.	The Company has in all respects, including the conduct of the Business, complied with the Data Protection Acts.

39.2.	No notices or correspondence have been served on the Company by the Data Protection Commissioner or by any third party under the Data Protection Acts.

40.	MISCELLANEOUS

40.1.	The Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 TCA in respect of all dividends paid on or after 6 April 1999 and has deducted and accounted for all appropriate dividend withholding tax and has no outstanding liability in respect of dividend withholding tax.

40.2.	No claim has been made by the Company under s.1005 TCA.

40.3.	The Company has not committed any act or made any omission that might constitute an offence under s.1078 TCA .

40.4.	None of the shares in the capital of the Company has been the subject of a gift or inheritance in accordance with s.6 or s.11 Capital Acquisition Tax Act, 2003.

40.5.	No notice of attachment has been served on the Company under S.1002(2) TCA..

40.6.	The Company has not received any notice from the Revenue Commissioners within the meaning of s.811(6) TCA .

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PRESENT when the common seal of

GUTTERIDGE LIMITED was impressed

hereon:

Director

Director/Secretary

PURCHASER:

WIDEPOINT GLOBAL SOLUTIONS, INC.

By Steve Komar,

President,

WidePoint Global Solutions, Inc.

SIGNED, SEALED AND DELIVERED

By the said LEWIS LEITH

in the present of:

Witness

Address

Occupation

SIGNED, SEALED AND DELIVERED

By the said JOHN O’REGAN

in the present of:

Witness

Address

Occupation

106

SIGNED, SEALED AND DELIVERED

By the said IAN SPARLING

in the present of:

Witness

Address

Occupation

SIGNED, SEALED AND DELIVERED

By the said SIMON STEWART

in the present of:

Witness

Address

Occupation

SIGNED, SEALED AND DELIVERED

By the said HENRY WOODS

in the present of:

Witness

Address

Occupation

107

SIGNED, SEALED AND DELIVERED

By the said PATRICK KINSELLA

in the present of:

Witness

Address

Occupation

SIGNED, SEALED AND DELIVERED

By the said NICHOLAS KOUMARIANOS

in the present of:

Witness

Address

Occupation

SIGNED, SEALED AND DELIVERED

By the said DECLAN MCGRANE

in the present of:

Witness

Address

Occupation

108

SIGNED, SEALED AND DELIVERED

By the said GRAINNE MAGFHLOINN

in the present of:

Witness

Address

Occupation

SIGNED, SEALED AND DELIVERED

By the said IAN LINDSEY

in the present of:

Witness

Address

Occupation

STATA VENTURE PARTNERS, LLC

By: Stata Venture Manager, Inc.

Its Manager

By:
Name: Leonard Barbieri
Title: President

109

SIGNED by ACT 1999 Private Equity Limited Partnership,

by the Manager thereof, ACT Venture Capital Limited,

by Niall Carroll, duly authorised signatory,

in the presence of:

Witness

Address

Occupation

SIGNED by 1999 Co-Investment Limited Partnership 2011

by the General Partner thereof, ACT 2000 Limited,

by Niall Carroll, duly authorised signatory,

in the presence of:

Witness

Address

Occupation

SIGNED by 1999 Co-Investment Limited Partnership 2013

by the General Partner thereof, ACT 2000 Limited,

by Niall Carroll, duly authorised signatory,

in the presence of:

Witness

Address

Occupation

110